Exhibit 1.2

SHARE EXCHANGE AGREEMENT

by and between

HEINEKEN HOLDING N.V.,

HEINEKEN N.V.,

COMPAÑÍA INTERNACIONAL DE BEBIDAS, S.A. DE C.V.,

GRUPO INDUSTRIAL EMPREX, S.A. DE C.V.

and

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

Dated as of

January 11, 2010

Article I DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation	18

Article II SHARE EXCHANGE		19

2.1	Share Exchange	19
2.2	Reference Date Balance Sheet and Closing Payment	20

Article III THE CLOSING		21

3.1	The Closing	21

Article IV REPRESENTATIONS AND WARRANTIES OF THE FEMSA PARTIES		23

4.1	Organization	23
4.2	Authorization; Shareholder Approval	23
4.3	Execution; Validity of Agreement	24
4.4	Filings, Consents and Approvals; No Violations	24
4.5	Ownership and Possession of Shares	25
4.6	Capitalization	25
4.7	Company Subsidiaries	25
4.8	Financial Statements; SEC Filings	25
4.9	No Undisclosed Liabilities	26
4.10	Absence of Certain Changes	26
4.11	Property and Assets; Sufficiency of Assets	26
4.12	Material Contracts	27
4.13	Insurance	27
4.14	Litigation	27
4.15	Required Permits; Compliance with Laws	28
4.16	Employee Benefits and Labor Matters	28
4.17	Tax Matters	29
4.18	Intellectual Property	30
4.19	Environmental Matters	31
4.20	Brokers or Finders	31
4.21	Investment Intent	31
4.22	No Other Representations and Warranties	32

Article V REPRESENTATIONS AND WARRANTIES OF THE HEINEKEN PARTIES		32

5.1	Organization	33
5.2	Authorization; Shareholder Approvals	33
5.3	Execution; Validity of Agreement	33
5.4	Filings, Consents and Approvals; No Violations	33

i

5.5	Issuance and Listing of Heineken Exchange Shares and Heineken Holding Exchange Shares	34
5.6	Capitalization	34
5.7	Financial Statements; Heineken AFM Filings	34
5.8	Absence of Certain Changes	35
5.9	Litigation	35
5.10	Required Permits; Compliance with Laws	35
5.11	Brokers or Finders	36
5.12	No Other Representations and Warranties	36

Article VI COVENANTS		36

6.1	Interim Operations of the Company	36
6.2	Interim Operations of the Heineken Parties	40
6.3	Confidentiality	41
6.4	Efforts and Actions to Cause Closing to Occur	41
6.5	Publicity	43
6.6	Director and Officer Release and Discharge	43
6.7	Transaction Documents	43
6.8	Intercompany Arrangements	43
6.9	Certain Heineken Commitments	44
6.10	Maintenance of Books and Records	44
6.11	Director Resignations	44
6.12	Further Assurances	45
6.13	Disclosure for Shareholder Meetings; Information Supplied	45
6.14	Shareholder Approvals; Convening of Shareholder Meetings	47
6.15	Board of Directors Recommendations	47
6.16	Exclusivity	48
6.17	Tax Matters	49
6.18	FEMSA Non-Competition; Non-Solicitation	53
6.19	Access to Information	59

Article VII CONDITIONS		60

7.1	Conditions to Each Party’s Obligation to Effect the Closing	60
7.2	Conditions to Obligations of the Heineken Parties to Effect the Closing	60
7.3	Conditions to Obligations of the FEMSA Parties to Effect the Closing	61

Article VIII TERMINATION		61

8.1	Termination	61
8.2	Effect of Termination	63
8.3	Termination Fee	63

Article IX INDEMNIFICATION		64

9.1	Indemnification by the Heineken Parties	64
9.2	Indemnification by the FEMSA Parties	64
9.3	Calculation of Losses	66
9.4	Procedures	66
9.5	Survival of Representations	68
9.6	Remedies Not Affected by Knowledge	68
9.7	Exclusive Remedy	68

Article X MISCELLANEOUS		69

10.1	Fees and Expenses	69
10.2	Amendment and Modification	69
10.3	Notices	69
10.4	Counterparts	70
10.5	Entire Agreement; No Third Party Beneficiaries	70
10.6	Severability	71
10.7	Governing Law	71
10.8	Jurisdiction; Specific Performance	71
10.9	Extension; Waiver	72
10.10	Assignment	73

EXHIBITS

Exhibit A: Allotted Share Delivery Instrument

Exhibit B: Closing Date Note

Exhibit C: RESERVED

Exhibit D: Primary Distribution Agreement between SILICE DEL ISTMO, S.A. DE C.V. and DESARROLLO LOGISTICO, S.A. DE C.V.

Exhibit E: Primary Distribution Agreement between FABRICAS MONTERREY, S.A. DE C.V. and DESARROLLO LOGISTICO, S.A. DE C.V.

Exhibit F: Logistics Services Agreements between FEMSA CERVEZA, S.A. DE C.V. and DESARROLLO LOGISTICO, S.A. DE C.V.

Exhibit G: Warehouse Agreement between FEMSA CERVEZA, S.A. DE C.V. and DESARROLLO LOGISTICO, S.A. DE C.V.

Exhibit H: Maintenance Agreement between FEMSA CERVEZA, S.A. DE C.V. and DESARROLLO LOGISTICO, S.A. DE C.V.

Exhibit I: Agreement between FEMSA CERVEZA, S.A. DE C.V. and CENTRO DE SERVICIOS COMPARTIDOS, S.A. DE C.V.

Exhibit J: Corporate Services Agreement between FEMSA CERVEZA, S.A. DE C.V. and FEMSA SERVICIOS, S.A. DE C.V.

Exhibit K: Centralized Services Agreement between FEMSA CERVEZA, S.A. DE C.V. and FEMSA SERVICIOS, S.A. DE C.V.

Exhibit L: Shared Services Agreement between KOF Affiliates and Kaiser

Exhibit M: Safety and Security Services Agreement between CSCP, S.A. DE C.V. and CERVECERÍA CUAUHTÉMOC MOCTEZUMA, S.A. DE C.V.

Exhibit N: Supply Agreement between FEMSA CERVEZA, S.A. DE C.V. and IMBERA, S.A. DE C.V.

Exhibit O: Supply Agreement between FEMSA CERVEZA, S.A. DE C.V. and QUIMIPRODUCTOS, S.A. DE C.V.

Exhibit P: Supply Agreement between FEMSA CERVEZA, S.A. DE C.V. and PLASTICOS TECNICOS MEXICANOS, S.A. DE C.V.

Exhibit Q: Service Agreement between FEMSA CERVEZA, S.A. DE C.V. and QUIMIPRODUCTOS, S.A. DE C.V.

Exhibit R: Service and Spare Parts Supply Agreement between FEMSA CERVEZA, S.A. DE C.V. and IMBERA, S.A. DE C.V.

Exhibit S: RESERVED

Exhibit T: FEMSA Control Trust Voting Agreement

Exhibit U: Heineken Deed of Undertaking

Exhibit V: Heineken Holding Deed of Undertaking

Exhibit W: Distribution of Heineken Exchange Shares, Heineken Holding Exchange Shares and Allotted Shares

ANNEXES

Annex 1: Heineken Knowledge Persons

SHARE EXCHANGE AGREEMENT

Share Exchange Agreement (this “Agreement”), dated as of January 11, 2010, by and between Heineken Holding N.V., a naamloze vennootschap (“Heineken Holding”); Heineken N.V., a naamloze vennootschap (“Heineken”, together with Heineken Holding, the “Heineken Parties”), Fomento Económico Mexicano, S.A.B. de C.V., a legal entity incorporated under the laws of Mexico (“FEMSA”), Compañía Internacional de Bebidas, S.A. de C.V., a legal entity incorporated under the laws of Mexico (“Compañía Internacional de Bebidas”) and Grupo Industrial Emprex, S.A. de C.V., a legal entity incorporated under the laws of Mexico (“Grupo Industrial”, together with FEMSA and Compañía Internacional de Bebidas, the “FEMSA Parties”). Each Heineken Party and each FEMSA Party are sometimes herein referred to individually as a “Party” and together as the “Parties.”

WHEREAS each of the board of directors (raad van beheer) of Heineken Holding, the board of directors (raad van bestuur) and the supervisory board (raad van commissarissen) of Heineken, and the board of directors of FEMSA has unanimously approved, and deems it advisable and in the best interests of its respective stockholders to consummate the transfer by the FEMSA Parties to Heineken of 100% of the outstanding capital stock of Emprex Cerveza, S.A. de C.V., a legal entity incorporated under the laws of Mexico (the “Company”), comprising the direct transfer of the FEMSA Exchange Shares (as defined herein) and the indirect transfer of the Desarrollo Company Share (as defined herein), in exchange for the issue of the Heineken Exchange Shares (as defined herein), upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently, the FEMSA Parties desire to transfer to Heineken Holding 50% of the Heineken Exchange Shares in exchange for the issue of the Heineken Holding Exchange Shares (as defined herein), upon the terms and subject to the conditions set forth herein; and

WHEREAS the Heineken Parties and FEMSA wish to set forth in the Corporate Governance Agreement the terms governing certain rights and obligations FEMSA will have as a shareholder of Heineken Holding and Heineken after the Closing;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounting Arbitrator” shall have the meaning set forth in Section 2.2(c).

“Accounting Firm” shall have the meaning set forth in Section 6.17(c)(iii).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that with respect to FEMSA, “Affiliates” shall not include The Coca-Cola Company and any of its Affiliates (other than KOF and its Subsidiaries).

“AFM” shall mean the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten).

“Agreement” or “this Agreement” shall mean this Share Exchange Agreement, together with the Exhibits, Appendices and Schedules hereto and the FEMSA Disclosure Letter.

“Allotted Share Delivery Instrument” shall mean the Allotted Share Delivery Instrument by and between Heineken and FEMSA to be entered into on or prior to the Closing Date substantially in the form attached hereto as Exhibit A.

“Allotted Shares” shall mean the shares of Heineken that are the subject of the Allotted Share Delivery Instrument.

“Already Pending Proceeding” shall have the meaning set forth in Section 10.8(c).

“Alternative Acquisition Proposal” shall have the meaning set forth in Section 6.15.

“Ancillary Agreements” shall mean the agreements substantially in the form set forth in Exhibits D-R.

“Acquisition Proposal” shall have the meaning set forth in Section 6.16(a)(i).

“Audits” shall have the meaning set forth in Section 4.17(c).

“Balance Sheet” shall mean the November 30, 2009 balance sheet included in the FEMSA Cerveza Financial Statements or the June 30, 2009 balance sheet included in the Heineken Financial Statements (as applicable).

“Balance Sheet Date” shall mean November 30, 2009 in respect of FEMSA Cerveza Financial Statements or June 30, 2009 in respect of the Heineken Financial Statements (as applicable).

“Banco de México Rate” shall have the meaning set forth in Section 1.2(h).

“Bolsa” shall mean the Mexican Bolsa Mexicana de Valores, S.A.B. de C.V.

“Brazil” shall mean the Federative Republic of Brazil (República Federativa do Brazil).

“Brazilian Antitrust Law” shall have the meaning set forth in Section 6.4(e)(i).

“Brazilian Intercompany Loan” means any and all the amounts borrowed as of the Reference Date by Kaiser from FEMSA Cerveza.

“Brazilian Taxes” shall have the meaning set forth in Section 9.2(b).

“Business Day” shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in Mexico or in Amsterdam, The Netherlands are authorized or obligated to close under applicable Laws.

“Call Option Completion” shall have the meaning set forth in Section 6.18(f)(iii).

“Call Option Notice” shall have the meaning set forth in Section 6.18(e).

“Cash” shall mean the consolidated cash, marketable securities and any other cash equivalent of the Company and the Company Subsidiaries, in each case in accordance with Mexican FRS (specifically as calculated under paragraph 8 of bulletin C-1).

“Claim Notice” shall have the meaning set forth in Section 9.4(a).

“Closing” shall have the meaning set forth in Section 3.1(a).

“Closing Date” shall have the meaning set forth in Section 3.1(a).

“Closing Date Note” shall mean that certain note issued on the Closing Date by the Company to FEMSA or a designated Affiliate of FEMSA, denominated in U.S. Dollars, in the amount equal to the Heineken Closing Payment, if any, and substantially in the form attached hereto as Exhibit B.

“Closing Payment” shall have the meaning set forth in Section 2.2(d).

“CNBV” shall mean the Mexican Comisión Nacional Bancaria y de Valores.

“Coffee Credits” shall mean the credits purchased by Cervejarias Kaiser Brasil S.A. and Cervejarias Kaiser Nordeste S.A. from Brazilian coffee companies generated by judicial disputes related to an extinguished tax named Tax for the Brazilian Coffee Institute (Cota de Contribuição nas Exportações de Café destinada ao Instituto Brasileiro de Café).

“Compañía Internacional de Bebidas” shall have the meaning set forth in the Preamble to this Agreement.

“Company” shall have the meaning set forth in the Recitals to this Agreement.

“Company Group Employees” shall have the meaning set forth in Section 6.18(c).

“Company Intellectual Property” shall mean all Intellectual Property that is used in the business of the Company or any Subsidiary of the Company.

“Company Material Adverse Effect” shall mean any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) materially impairs the ability of the Company or FEMSA to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Transaction Documents; provided that none of the following, in and of itself or themselves, shall constitute (or be taken into account in determining the occurrence of) a Company Material Adverse Effect: (A) effects resulting from changes in the economy or financial, credit, banking, currency, commodities or capital markets generally in Mexico, Brazil, the United States or other countries in which the Company and the Company Subsidiaries conduct material operations or any changes in currency exchange rates, interest rates, monetary policy or inflation; (B) effects resulting from changes that are the result of factors generally affecting the beer or packaging industries; (C)(1) effects resulting from changes (subsequent to the date hereof) in Law or (C)(2) effects resulting from changes (subsequent to the date hereof) in Mexican or international financial reporting standards or rules; (D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack; (E) effects resulting from any failure by the Company to meet any estimates of revenues or earnings on or after the date of this Agreement, provided that the exception in this clause (E) shall not prevent or otherwise affect any change, effect, circumstance or development underlying such failure from being taken into account in determining whether a Company Material Adverse Effect has occurred; or (F) (i) the announcement or the existence of the Agreement, the Corporate Governance Agreement and the transactions contemplated hereby or thereby (including any related or resulting loss of or change in relationship with any customer, supplier, distributor, wholesaler or other business partner, or departure of any employee or officer, or any litigation or other Proceeding), including by reason of the identity of any Heineken Party or any plans or intentions of any Heineken Party with respect to the conduct of the business of any of the Company or the Company Subsidiaries or (ii) compliance with the terms of, or any actions taken pursuant to, this Agreement (other than compliance with Section 6.1 hereof), the Corporate Governance Agreement, or any failures to take action which is prohibited by this Agreement, the Corporate Governance Agreement, or such other changes or events to which any Heineken Party has expressly consented in writing; provided further that with respect to clauses (A), (B), (C)(1) and (D) the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and the Company Subsidiaries taken as a whole relative to other industry participants.

“Company Material Contract” shall mean each Contract:

(a) which creates future payment obligations of, or from any party to, the Company or any of the Company Subsidiaries in excess of $5,000,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or liability by the Company or any Company Subsidiary upon notice of one year or less;

(b) which is a partnership, limited liability company, joint venture or similar agreement, or pursuant to which the Company or any of the Company Subsidiaries has an obligation to make a material investment in or loan to any Person;

(c) under which the Company or any of the Company Subsidiaries has created, incurred, assumed, guaranteed or secured Indebtedness in excess of $5,000,000;

(d) involving any “keep well” arrangements or relating to outstanding letters of credit or performance bonds or creating any liability as guarantor, surety, co-signer, endorser, co-maker or indemnitor, in each case in respect of the obligation of any Person to make payments or perform services in excess of $5,000,000;

(e) relating to the acquisition or disposition of any material business, operations or division (whether by merger, creation of a joint venture, sale of stock, sale of assets or otherwise) to the extent any obligations or claims thereunder remain in excess of $5,000,000;

(f) containing outstanding obligations relating to the settlement of any Proceeding in excess of $5,000,000;

(g) that is between the Company or any Company Subsidiary and any director, officer, individual employee or other individual or for consulting services, in each case with annual payments or change-in-control payments in excess of $5,000,000

(h) that materially limits, or purports to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business with any Person or in any geographic area or during any period of time;

(i) that is between the Company or any Company Subsidiary and any Governmental Entity which creates a liability in excess of $5,000,000 (except for any such purchase or supply agreements entered into in the ordinary course of business); or

(j) that contain confidentiality clauses in connection with the sale of the Company or any similar transaction involving the FEMSA Cerveza business.

“Company Property” shall have the meaning set forth in Section 4.11.

“Company Subsidiary” shall mean each Subsidiary of the Company.

“Computer Software” shall mean computer software programs, databases and all documentation related thereto.

“Confidentiality Agreement” shall mean the letter agreement dated September 18, 2009 between FEMSA and the Heineken Parties, the side letter dated September 18, 2009 sent by FEMSA to the Heineken Parties, and the letter agreement dated September 16, 2009 between FEMSA and the Heineken Parties.

“Contract” shall mean any written or oral note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation.

“Control Trust” shall mean the trust created under that certain Irrevocable Trust Agreement Number 463 dated August 8, 2005.

“Copyrights” shall mean all registered and unregistered copyrights (including those in Computer Software), copyrights and other applicable intellectual property rights in databases, rights of publicity and all registrations and applications to register the same.

“Corporate Governance Agreement” shall mean the Corporate Governance Agreement by and between the Heineken Parties and FEMSA to be entered into on or prior to the Closing Date substantially in the form agreed to by the Parties, in relation to, among other things, FEMSA’s ownership of the Heineken Exchange Shares and Heineken Holding Exchange Shares.

“Desarrollo” shall have the meaning set forth in Section 4.5(a).

“Desarrollo Company Share” shall have the meaning set forth in Section 4.5(a).

“Distribution Agreements” shall mean, collectively, (i) the Memorandum of Understanding by and among Coca-Cola Indústrias Ltda. and Kaiser and, as intervening parties, Molson, Inc. and the KO’s Bottlers, dated March 19, 2002 and (ii) the Convention by and among the KO’s Bottlers, Kaiser and Coca-Cola Indústrias Ltda., dated March 19, 2002.

“Due Date” shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions).

“Dutch Act on Financial Supervision” shall mean the Act on Financial Supervision (Wet op het financieel toezicht) and any rules or regulations promulgated thereunder, as amended.

“Encumbrances” shall mean any and all liens, charges, security interests, options, rights of first refusal, preemptive rights, claims, mortgages, pledges, rights of usufruct, proxies, voting trusts or agreements, obligations, understandings or arrangements (including depositary receipts of shares (certificaten van aandelen) or share certificates (aandeelbewijzen) in respect of the relevant asset) or other restrictions on title or transfer of any nature whatsoever.

“Environmental Law” shall mean any and all Laws regulating, relating to or imposing liability or standards of conduct concerning (i) the use of natural resources, (ii) protection of the environment or of human health (iii) the manufacture, processing, distribution, use treatment, storage, disposal, release, remediation, transport or handling of Hazardous Materials, (iv) the exposure of persons to Hazardous Materials, or (v) occupational health and safety.

“Environmental Liabilities” shall mean, with respect to any Person, any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials (including resulting from an obligation to conduct environmental risk studies or other site investigations) and (ii) are related to actions occurring or conditions existing, on or prior to the Closing Date.

“Euroclear Nederland” shall mean the Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.

“Evaluation Material” shall have the meaning assigned to such term in the Confidentiality Agreement.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934 and any rules or regulations promulgated thereunder, as amended.

“Exercising Party” shall have the meaning set forth in Section 6.18(e).

“Fair Market Value” shall have the meaning set forth in Section 6.18(h)(i).

“FEMSA” shall have the meaning set forth in the Preamble to this Agreement.

“FEMSA Cerveza” shall mean FEMSA Cerveza S.A. de C.V., a legal entity incorporated under the laws of Mexico.

“FEMSA Cerveza Financial Statements” shall mean (a) the audited consolidated balance sheets of FEMSA Cerveza and its Subsidiaries as at December 31, 2009, 2008 and 2007 together with consolidated statements of income, of cash flow and of changes stockholders’ equity for the year ended December 31, 2009, 2008 and 2007 and the consolidated statements of income and of changes in financial position and stockholders’ equity for the years ended December 31, 2009, 2008 and 2007 and (b) the interim consolidated balance sheets of FEMSA Cerveza and its Subsidiaries as at November 30, 2009 and 2008 together with consolidated statements of income, of cash flow and of changes in stockholders’ equity for the period ended November 30, 2009 and 2008.

“FEMSA Closing Payment” shall have the meaning set forth in Section 2.2(e).

“FEMSA Control Trust Voting Agreement” shall mean the agreement attached hereto as Exhibit T.

“FEMSA Core Representations and Warranties” shall mean the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Authorization; Shareholder Approval), 4.3 (Execution; Validity of Agreement); 4.5 (Ownership and Possession of Shares), 4.6 (Capitalization), 4.16(c) (Employee Benefits and Labor Matters) and 4.20 (Brokers or Finders).

“FEMSA Data Room” shall mean, together, (i) the electronic data room hosted by RR Donnelley (named “Top Hat”), which may be updated up to and including January 8, 2010 in accordance with the preamble to Article IV, as memorialized on data disc(s) or similar data storage devices provided to Heineken no later than 2 days prior to the date hereof and (ii) the physical data rooms, which may be updated to and including January 8, 2010, located at Thompson & Knight, S. de R.L. de C.V., ING Torre Comercial América, 30th Floor, Batallón de San Patricio #111, Col. Valle Oriente, San Pedro Garza García, N.L. C.P. 66269, México and Pinheiro Neto Advogados, at Rua Hungria, 1.100, 01455-000, São Paulo, SP., Brazil, as memorialized, with the exception of the books and records of the Company and the Company Subsidiaries, on data disc(s) or similar data storage devices provided to Heineken no later than the date hereof.

“FEMSA Disclosure Letter” shall mean the disclosure letter of even date herewith delivered by FEMSA to the Heineken Parties simultaneously with the execution hereof.

“FEMSA Disclosure Materials” shall have the meaning set forth in the preamble to Article IV.

“FEMSA Exchange Shares” shall have the meaning set forth in Section 2.1(a).

“FEMSA Indemnification Cap” shall have the meaning set forth in Section 9.2(c).

“FEMSA Information Statement” shall have the meaning set forth in Section 6.13(d).

“FEMSA Parties” shall have the meaning set forth in the Preamble to this Agreement.

“FEMSA Representatives” shall mean any employees or representatives of FEMSA not employed by the Company or any of the Company Subsidiaries.

“FEMSA SEC Filings” shall have the meaning set forth in Section 4.8(c).

“FEMSA Shareholder Approval” shall have the meaning set forth in Section 4.2(b).

“FEMSA Shareholder Meeting” shall mean the general meeting of FEMSA’s shareholders or any adjournment thereof at which the FEMSA Shareholder Approval will be considered.

“Final Valuation” shall have the meaning set forth in Section 6.18(h)(i)(C).

“FMV Institution List” shall have the meaning set forth in Section 6.18(h)(iii).

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory or legislative authority or agency.

“Grupo Industrial” shall have the meaning set forth in the Preamble to this Agreement.

“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, provided that “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean any chemical, compound, constituent, material, waste, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substances is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or would give rise to liability or obligation to remediate under any applicable Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

“Heineken” shall have the meaning set forth in the Preamble to this Agreement.

“Heineken Circulars” shall have the meaning set forth in Section 6.13(a).

“Heineken Closing Payment” shall have the meaning set forth in Section 2.2(f).

“Heineken Core Representations and Warranties” shall mean the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authorization; Shareholder Approval), 5.3 (Execution; Validity of Agreement); 5.6 (Capitalization) and 5.11 (Brokers or Finders).

“Heineken Disclosure Materials” shall have the meaning set forth in the preamble to Article V.

“Heineken Exchange Shares” shall have the meaning set forth in Section 2.1(a).

“Heineken Financial Statements” shall mean (a) the audited consolidated balance sheets of each of Heineken Holding and Heineken and their respective consolidated Subsidiaries as at December 31, 2008 and 2007 together with consolidated statements of income and cash flows for the years ended December 31, 2008 and 2007 and (b) the interim consolidated balance sheets of each of Heineken Holding and Heineken and Heineken’s consolidated Subsidiaries as at June 30, 2009 and 2008 together with consolidated statements of income and cash flows for the period ended June 30, 2009 and 2008.

“Heineken Holding” shall have the meaning set forth in the Preamble to this Agreement.

“Heineken Holding Exchange Shares” shall have the meaning set forth in Section 2.1(b).

“Heineken Holding Ordinary Shares” shall mean the ordinary shares, par value of €1.60 of Heineken Holding.

“Heineken Indemnification Cap” shall have the meaning set forth in Section 9.1(b).

“Heineken Material Adverse Effect” shall mean any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise), business or results of operations of any Heineken Party and the Heineken Subsidiaries taken as a whole or (ii) materially impairs the ability of the Heineken Parties to consummate, or prevents or materially delays, any of the other transactions contemplated by this Agreement or the Transaction Documents; provided that none of the following, in and of itself or themselves, shall constitute (or be taken into account in determining the occurrence of) a Heineken Material Adverse Effect: (A) effects resulting from changes in the economy or financial, credit, banking, currency, commodities or capital markets generally in the countries in which the Heineken Parties and the Heineken Subsidiaries conduct material operations or any changes in currency exchange rates, interest rates, monetary policy or inflation; (B) effects resulting from changes that are the result of factors generally affecting the beer, packaging or soft drink industries; (C)(1) effects resulting from changes in Law or (C)(2) effects resulting from changes in Dutch or international financial reporting standards or rules (in each case, subsequent to the date hereof); (D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack; (E) effects resulting from any failure by any Heineken Party to meet any estimates of revenues or earnings on or after the date of this Agreement, provided that the exception in this clause (E) shall not prevent or otherwise affect any change, effect, circumstance or development underlying such failure from being taken into account in determining whether a Heineken Material Adverse Effect has occurred; (F) (i) the announcement or the existence of the Agreement, the Corporate Governance Agreement and the transactions contemplated hereby or thereby (including any related or resulting loss of or change in relationship with any customer, supplier, distributor, wholesaler or other business partner, or departure of any employee or officer, or any litigation or other Proceeding), including by reason of the identity of FEMSA or (ii) compliance with the terms of, or any actions taken pursuant to, this Agreement (other than compliance with Section 6.2 hereof), the Corporate Governance Agreement, or any failures to take action which is prohibited by this Agreement, the Corporate Governance Agreement, or such other changes or events to which FEMSA has expressly consented in writing; or (G) any change in the trading price of Heineken Ordinary Shares or Heineken Holding Ordinary Shares; provided that with respect to clauses (A), (B), (C)(1) and (D) the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Heineken Parties and Heineken Subsidiaries taken as a whole relative to other industry participants.

“Heineken Ordinary Shares” shall mean the ordinary shares, €1.60 par value of Heineken.

“Heineken Products” shall have the meaning set forth in 6.18(a).

“Heineken Prospectuses” shall have the meaning set forth in Section 6.14(b).

“Heineken Securities Filings” shall have the meaning set forth in 5.7(b).

“Heineken Shareholder Approvals” shall have the meaning set forth in Section 5.2(b).

“Heineken Shareholder Meetings” shall mean the extraordinary general meetings of Heineken Holding’s shareholders and of Heineken’s shareholders at which resolutions will be proposed to obtain the Heineken Shareholder Approvals.

“Heineken Subsidiaries” shall mean each Subsidiary of Heineken.

“Heineken Territory” shall have the meaning set forth in 6.18(b).

“Heineken Voting Agreements” shall mean each of the Deeds of Undertaking attached hereto as Exhibits U and V.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICC” shall have the meaning set forth in Section 10.8(a).

“ICC Rules” shall have the meaning set forth in Section 10.8(a).

“IFRS” shall have the meaning set forth in Section 5.7(a).

“Indebtedness” shall mean, without duplication, with respect to any specified Person, any obligation of such Person:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances or analogous obligations;

(4) representing capital lease obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property, to the extent required to be recorded as a liability (other than a current liability) in the balance sheet pursuant to Mexican FRS, and except any such balance that constitutes an accrued expense or trade payable not overdue by more than 90 days;

(6) representing the mark-to-market amount of any Hedging Obligations, which amount may be a positive or negative number;

(7) all Indebtedness of others secured by an Encumbrance on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); or

(8) all guarantees by such Person in respect of Indebtedness of another Person of the type described in clauses (1) through (7).

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

provided that, with regard to the Company and Company Subsidiaries, in no event shall Indebtedness include (x) any indebtedness of the type referred to in clauses (1) through (7) between the Company and any Company Subsidiary or between any Company Subsidiaries or (y) the Closing Date Note; and provided further that, with regard to the Company and Company Subsidiaries, Indebtedness shall include (i) unfunded liabilities, whether recorded or unrecorded, in respect of all pension plans of the Company and Company Subsidiaries in the amount of $203,244,800, (ii) all Intercompany Accounts and (ii) the obligations under the Intercompany Loan Agreements.

“Indemnification Deductible” shall have the meaning set forth in Section 9.1(b).

“Indemnified Party” shall have the meaning set forth in Section 9.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.4(a).

“Integrated Competitor” shall have the meaning set forth in Section 6.18(d).

“Integrated Competitor Territory” shall have the meaning set forth in Section 6.18(d).

“Intellectual Property” shall mean all of the following: Trademarks, Patents, Copyrights and Trade Secrets.

“Intercompany Accounts” shall mean all balances related to Indebtedness (other than Ordinary Course Intercompany Payables and Receivables) between the Company and the Company Subsidiaries on the one hand, and FEMSA and its Subsidiaries (other than the Company and the Company Subsidiaries) on the other hand.

“Intercompany Loan Agreements” shall mean the following loan agreements between FEMSA and the Company (1) the loan agreement executed by and between FEMSA, as lender, and FEMSA Cerveza, as borrower, dated as of December 7, 2007, for a principal amount of Ps. 1,000,000,000.00; (2) the loan agreement executed by and between FEMSA, as lender, and FEMSA Cerveza, as borrower, dated as of December 7, 2007, for a principal amount of Ps. 1,095,000,000.00; (3) the loan agreement executed by and between FEMSA, as lender, and FEMSA Cerveza, as borrower, dated as of December 7, 2007, for a principal amount of Ps. 1,405,000,000.00; (4) the loan agreement executed by and between FEMSA, as lender, and FEMSA Cerveza, as borrower, dated as of December 7, 2007, for a principal amount of Ps. 650,000,000.00; (5) the loan agreement executed by and between FEMSA, as lender, and FEMSA Cerveza, as borrower, dated as of December 7, 2007, for a principal amount of Ps. 60,000,000.00; (6) the loan agreement executed by and between FEMSA, as lender, and FEMSA

Cerveza, as borrower, dated as of December 7, 2007, for a principal amount of Ps. 1,425,000,000.00; (7) the loan agreement executed by and between FEMSA, as lender, and FEMSA Cerveza, as borrower, dated as of December 7, 2007, for a principal amount of Ps. 365,000,000.00; (8) the loan agreement executed by and between FEMSA, as lender, and FEMSA Cerveza, as borrower, dated as of July 3, 2008, for a principal amount of Ps. 1,500,000,000.00.

“Kaiser” shall mean Cervejarias Kaiser Brasil S.A.

“Knowledge of FEMSA” shall mean the knowledge, after due inquiry, of the persons listed on Section 1.1(b) of the FEMSA Disclosure Letter.

“Knowledge of Heineken” shall mean the knowledge, after due inquiry, of persons listed on Annex 1.

“KO’s Bottlers” shall mean the members, from time to time, of the Brazilian Coke Producers Association (Associação dos Fabricantes Brasileiros de Coca-Cola).

“KOF” shall mean Coca-Cola FEMSA, S.A.B. de C.V. a legal entity incorporated under the laws of Mexico.

“Law” shall have the meaning set forth in Section 4.4.

“Losses” shall mean any damages or actual losses (including reasonable costs, expenses, other out-of-pocket expenses and attorneys’ fees incurred in investigating, preparing or defending matters connected therewith).

“Mexican Antitrust Law” shall have the meaning set forth in Section 6.4(c)(i).

“Mexican FRS” shall have the meaning set forth in Section 4.8(a).

“Mexican Peso” or “Ps.” shall mean the lawful currency of Mexico.

“Mexico” shall mean the United Mexican States (Estados Unidos Mexicanos).

“Net Debt” shall mean: (a) the aggregate Indebtedness of FEMSA Cerveza and its Subsidiaries on a consolidated basis (but excluding any item taken into account in the calculation of Working Capital) minus (b) Cash.

“Net Debt Adjustment” shall equal the Reference Date Net Debt minus the Target Net Debt, as finally determined pursuant to Section 2.2(b) and (c), which amount may be a positive or negative number.

“New Claims” shall have the meaning set forth in Section 10.8(c).

“Non-Compete Period” shall have the meaning set forth in Section 6.18(a).

“Ordinary Course Intercompany Payables and Receivables” shall mean trade receivables and trade payables incurred in the ordinary course of business consistent with past practice between the Company and the Company Subsidiaries, on the one hand, and the Selected FEMSA Affiliates, on the other hand.

“Original Acquisition Terms” shall have the meaning set forth in Section 6.18(f)(ii).

“Original Valuation Determination” shall have the meaning set forth in Section 6.18(h)(i)(A).

“Other Taxes” shall have the meaning set forth in Section 9.2(b).

“Party” and “Parties” shall have the meaning specified in the Preamble to this Agreement.

“Patents” shall mean issued patents, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, registered industrial designs, patents of importation/confirmation, certificates of invention and similar statutory rights, and all registrations and applications to register the same.

“Permitted Dividend” shall have the meaning set forth in Section 6.2(a)(ii).

“Permitted Dividend Amount” shall have the meaning set forth in Section 6.2(a)(ii).

“Permitted Encumbrances” shall mean (i) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business (provided that such Encumbrances are limited to the assets so purchased or leased) and liens for Taxes that are not yet due and payable or which are being contested in good faith by appropriate Proceeding, (ii) Encumbrances that secure obligations that are reflected as liabilities on the Balance Sheet or Reference Date Balance Sheet or the existence of which obligations is referred to in the notes to the Balance Sheet or Reference Date Balance Sheet, (iii) bankers’ liens, rights of setoff and similar Encumbrances existing solely with respect to cash, cash equivalents, securities entitlements and other financial assets on deposit, or credited to the Company, in one or more accounts maintained by the Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such deposits or securities entitlements are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; (iv) other imperfections of title or Encumbrances, if any, that, individually or in the aggregate do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the assets, (v) leases, subleases and similar agreements set forth in Section 4.11 of the FEMSA Disclosure Letter, (vi) easements, covenants, rights-of-way (including utilities rights-of-way) and other similar restrictions of record or not required by law to be recorded, that, individually or in the aggregate do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the assets subject to such easements, covenants, rights-of-way and other similar restrictions of record or not required by law to be recorded, (vii) zoning, building and other similar restrictions, (viii) Encumbrances that will be released on or prior to the Closing and (ix) as set forth in Section 4.11 of the FEMSA Disclosure Letter.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Precatórios” shall mean bonds issued in a Proceeding by any Brazilian Governmental Entity, which bonds reflect Tax Credits or any other credits against a Governmental Entity as recognized under a judicial lawsuit.

“Proceeding” shall mean any action, suit, claim, or legal, administrative, proceeding or investigation conducted by or before any Governmental Entity.

“Reference Date” shall mean December 31, 2009.

“Reference Date Balance Sheet” shall have the meaning set forth in Section 2.2(a).

“Reference Date Certificate” shall have the meaning set forth in Section 2.2(a).

“Reference Date Net Debt” shall have the meaning set forth in Section 2.2(a).

“Reference Date Working Capital” shall have the meaning set forth in Section 2.2(a).

“Relevant Alcoholic Beverage Business Value” shall have the meaning set forth in Section 6.18(h)(i).

“Representatives” shall have the meaning set forth in Section 6.19(a).

“Required Permits” shall have the meaning set forth in Section 4.15.

“Required Transferor” shall have the meaning set forth in Section 6.18(e).

“Restructuring Taxes” shall have the meaning set forth in Section 9.2(b).

“Santander Intercompany Loan” shall mean the loan agreement executed by and between FEMSA, as lender, and FEMSA Cerveza, as borrower, dated as of April 6, 2009, for a principal amount of Ps. 2,800,000,000.00.

“Santander Loan” shall mean the loan agreement, dated as of April 6, 2009, between Banco Santander (Mexico), S.A., Institución de Banca Múltiple, Grupo Financiero Santander, as lender, and FEMSA, as borrower, together with FEMSA Cerveza, as guarantor, dated April 6, 2009.

“Second Valuation” shall have the meaning set forth in Section 6.18(h)(i)(B).

“Securities Act” shall mean the Securities Act of 1933 and any rules or regulations promulgated thereunder, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Selected FEMSA Affiliates” shall mean IMBERA, S.A. DE C.V, QUIMIPRODUCTOS, S.A. DE C.V., GRAFO REGIA S.A. DE C.V., DESARROLLO LOGISTICO, S.A. DE C.V., CENTRO DE SERVICIOS COMPARTIDOS, S.A. DE C.V, KOF, CADENA COMMERCIAL OXXO, S.A. DE C.V. and OXXO EXPRESS, S.A. DE C.V.

“Share Taxes” shall have the meaning set forth in Section 9.2(b).

“Straddle Period” shall mean a taxable year or period beginning on or before, and ending after, the Reference Date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Target Net Debt” shall mean $2,100,000,000.

“Target Working Capital” shall mean Mexican Pesos 2,020,000,000.

“Tax Claim” shall have the meaning set forth in Section 6.17(f).

“Tax Credit” shall mean any amounts that the Company or the Company Subsidiaries may be entitled to refund or to offset against other Taxes due, including but not limited to Coffee Credits and Precatórios and excluding tax losses and goodwill deduction.

“Tax Refund” shall mean any amounts of cash received with respect to Taxes (including any Tax Credits actually received in cash) by the Company or the Company Subsidiaries.

“Tax Return” shall mean a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, (a) combined or consolidated returns for any group of entities that includes the Company or any of the Company Subsidiaries, and (b) any letter rulings or other agreements required to be entered into with a Governmental Entity in connection with any reorganization, restructuring or other similar transactions entered into by the Company or any of the Company Subsidiaries.

“Taxes” shall mean all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any government (including state and local) or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, value added sales and use taxes, excise taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, social welfare contributions, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

“Termination Date” shall have the meaning set forth in Section 8.1(c).

“Termination Fee” shall have the meaning set forth in Section 8.3.

“Third Party Claim” shall have the meaning set forth in Section 9.4(a).

“Third Valuation” shall have the meaning set forth in Section 6.18(h)(i)(C).

“Trademarks” shall mean registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, domain names and other Internet addresses or identifiers and all registrations and applications to register the same.

“Trade Secrets” shall mean trade secrets, methods, processes, confidential business information and all proprietary technical information and know-how.

“Transaction Documents” shall mean the Ancillary Agreements and the Allotted Share Delivery Instrument.

“Transfer Taxes” shall have the meaning set forth in Section 6.17(b).

“U.S.” or “United States” shall mean the United States of America, its territories and possessions and places subject to its jurisdiction, including any State of the United States of America, the District of Columbia and the Commonwealth of Puerto Rico.

“U.S. Dollar” or “$” shall mean the lawful currency of the United States or the equivalent in any other currency.

“Valuation Information” shall have the meaning set forth in Section 6.18(g).

“Working Capital” shall mean (a) current assets of FEMSA Cerveza and its Subsidiaries, excluding (1) assets relating to Hedging Obligations, (2) recoverable income taxes, (3) loans and interest payable (excluding Ordinary Course Intercompany Receivables and Payables) granted by FEMSA Cerveza or any of its Subsidiaries to any of FEMSA or its Subsidiaries and (4) Cash, minus (b) current liabilities of FEMSA Cerveza and its Subsidiaries excluding (1) liabilities relating to Hedging Obligations, (2) income taxes payable, (3) loans and interest payable (excluding Ordinary Course Intercompany Receivables and Payables) granted by FEMSA or its Subsidiaries to any of FEMSA Cerveza or any of its Subsidiaries, (4) loans and interest payable relating to Indebtedness (excluding items accounted in (a)(1) and (b)(1) of this definition) and (5) provisions relating to vacations.

“Working Capital Adjustment” shall mean Reference Date Working Capital minus the Target Working Capital, as finally determined pursuant to Section 2.2(b) and (c), which amount may be a positive or negative number.

1.2 Interpretation. (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) All payments and adjustments under this Agreement shall be made in U.S. Dollars. The Parties agree that, for purposes of determining the relevant value in United States dollars of (1) any amount denominated in Mexican Pesos that requires translation into U.S. dollars in connection with Section 2.2, they shall use an exchange rate equal to the FIX rate of exchange determined by the Banco de México for the Reference Date published in the Mexican Official Gazette (the “Banco de México Rate”) and (2) for all other amounts, they shall use the Banco de México Rate for the Business Day immediately prior to the date on which the relevant payment or adjustment is required to be paid or calculated, as applicable.

(i) The consideration relating to the transactions contemplated herein shall be deemed to have been established as of the date hereof.

(j) If in this Agreement a Dutch term is placed in italics and in parentheses immediately following an English term, then the meaning of that Dutch term under the laws of The Netherlands, the articles of association of Heineken Holding or Heineken, or Dutch corporate governance practice, as the context requires, controls. If in this Agreement a Spanish term is placed in italics and in parentheses immediately following an English term, then the meaning of that Spanish term under the laws of the Mexico, the by-laws of FEMSA, or Mexican corporate governance practice, as the context requires, controls. If in this Agreement a Portuguese term is placed in italics and in parentheses immediately following an English term, then the meaning of that Portuguese term under the laws of Brazil or Brazilian corporate governance practice, as the context requires, controls.

ARTICLE II

SHARE EXCHANGE

2.1 Share Exchange. (a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement: (i) each FEMSA Party shall transfer and deliver to Heineken, and Heineken shall accept and receive from such FEMSA Party, all of such FEMSA Party’s right title and interest in and to 99,999 shares of the Company’s issued Common Stock, fully paid up and free and clear of all Encumbrances directly representing 99.999% of the Company’s issued share capital (the “FEMSA Exchange Shares”), in exchange for which (ii) Heineken shall issue and deliver to such FEMSA Party, and such FEMSA Party shall accept and receive from Heineken its pro rata share (as set forth in Exhibit W) of the 86,028,019 Heineken Ordinary Shares (the “Heineken Exchange Shares”) and 29,172,504 Allotted Shares in accordance with the Allotted Share Delivery Instrument, free and clear of all Encumbrances and which shall rank pari passu in all respects (as a single class) with the existing issued Heineken Ordinary Shares as at Closing, including the right to participate in all dividends and other distributions declared, paid or made after the Closing on or in respect of such Heineken Ordinary Shares.

(b) Concurrently with the consummation of the transactions set forth in Section 2.1(a), at the Closing, upon the terms and subject to the conditions set forth in this Agreement: (i) each FEMSA Party shall transfer and deliver to Heineken Holding, and Heineken Holding shall accept and receive from such FEMSA Party its pro rata share (as set forth in Exhibit W) of the 43,018,320 Heineken Exchange Shares transferred and delivered to such FEMSA Party pursuant to Section 2.1(a), in exchange for which Heineken Holding shall issue and deliver to such FEMSA Party, and such FEMSA Party shall accept and receive from Heineken Holding, its pro rata share (as set forth in Exhibit W) of the 43,018,320 Heineken Holding Ordinary Shares (the “Heineken Holding Exchange Shares”), free and clear of all Encumbrances and which shall rank pari passu in all respects (as a single class) with the existing issued Heineken Holding Ordinary Shares as at Closing, including the right to participate in dividends and other distributions declared, paid or made after the Closing on or in respect of such Heineken Holding Ordinary Shares.

2.2 Reference Date Balance Sheet and Closing Payment.

(a) Closing Payment. Within five (5) days of receipt by FEMSA (but in no event later than February 28, 2010) of its auditor’s opinion together with audited financial statements for the year ending December 31, 2009, FEMSA shall deliver to the Heineken Parties a consolidated audited balance sheet of FEMSA Cerveza and the Company Subsidiaries, including all notes thereto, dated as at the Reference Date (the “Reference Date Balance Sheet”) accompanied by the opinion and report thereon of FEMSA’s auditors with respect thereto, stating that the Reference Date Balance Sheet has been prepared in accordance with Mexican FRS applied on a basis consistent with past practice and with the preparation of the FEMSA Cerveza Financial Statements. The (i) Net Debt as of the Reference Date (the “Reference Date Net Debt”) and (ii) Working Capital as of the Reference Date (the “Reference Date Working Capital”) shall be determined from the Reference Date Balance Sheet, which amounts shall be set forth on a certificate to be delivered by FEMSA to Heineken (the “Reference Date Certificate”) together with the Reference Date Balance Sheet.

(b) Disputes. If Heineken disagrees with the calculation of the Reference Date Balance Sheet or with the Reference Date Net Debt or Reference Date Working Capital shown on the Reference Date Certificate, Heineken shall notify FEMSA of such disagreement within twenty (20) Business Days after delivery of the Reference Date Certificate, which notice shall set forth any such disagreement in reasonable detail. If Heineken fails to deliver this notice by the end of such twenty (20) Business Days, Heineken shall be deemed to have accepted the Reference Date Balance Sheet and Reference Date Certificate delivered by FEMSA. Matters included in the calculations in the Reference Date Balance Sheet or Reference Date Certificate that are not objected to by Heineken in such notice shall be deemed accepted by Heineken and shall not be subject to further dispute or review. During the 20-Business Day period of its review, Heineken shall have reasonable access to all documents, schedules, employees and workpapers used by FEMSA and its legal counsel, accountants and financial advisors in the preparation of the Reference Date Balance Sheet, Reference Date Net Debt and Reference Date Working Capital. Heineken and FEMSA shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Heineken and FEMSA shall be final and binding upon the Parties.

(c) If Heineken and FEMSA are unable to resolve any disagreement as contemplated by Section 2.2(b) within fifteen (15) Business Days after delivery by Heineken of written notice of such disagreement, Heineken and FEMSA shall jointly select a partner at an accounting firm that does not perform work for Heineken Holding, Heineken or FEMSA to resolve such disagreement (the person so selected shall be referred to herein as the “Accounting Arbitrator”) and FEMSA and Heineken shall submit, in writing, to the Accounting Arbitrator their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Payment. The Parties shall instruct the Accounting Arbitrator to consider only those items and amounts set forth in the Reference Date Certificate as to which Heineken and FEMSA have not resolved their disagreement and the Accounting Arbitrator shall be authorized to resolve such items only within the range of the difference between FEMSA’s position with respect thereto and Heineken’s position with respect thereto. Heineken and FEMSA shall use reasonable best efforts to cause the Accounting Arbitrator to deliver to the Parties, within fifteen (15) Business Days, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the Parties. The fees, costs and expenses of the Accounting Arbitrator shall be allocated between Heineken and FEMSA so that Heineken’s share of such fees, costs and expenses shall be in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Arbitrator in Heineken’s notice of disagreement that are unsuccessfully disputed by Heineken (as finally determined by the Accounting Arbitrator) bears to the total amount of all disputed items so submitted by Heineken to the Accounting Arbitrator, which proportionate allocation shall also be determined by the Accounting Arbitrator.

(d) Upon final resolution of the Net Debt Adjustment and Working Capital Adjustment, a positive or negative adjustment to the consideration received by FEMSA under this Agreement shall be made in the amount of a Closing Payment. The “Closing Payment” shall be equal to (i) the Net Debt Adjustment minus (ii) the Working Capital Adjustment.

(e) If the calculation of the Closing Payment results in a positive number, such amount (the “FEMSA Closing Payment”) shall be payable by FEMSA, in cash, to Heineken at Closing by wire transfer of immediately available funds to an account designated in writing by Heineken at least two (2) Business Days prior to the date of payment.

(f) If the calculation of the Closing Payment results in a negative number, the absolute value of such amount (the “Heineken Closing Payment”) shall be paid by Heineken to FEMSA at Closing by delivery of the Closing Date Note. The Heineken Closing Payment may be treated as a dividend of the Company to the FEMSA Parties.

(g) Any payments made (i) by FEMSA to Heineken or by Heineken to FEMSA (under the Closing Date Note) pursuant to any adjustment provided for in this Section 2.2 or (ii) under Article IX shall constitute an adjustment to the consideration received by FEMSA under this Agreement (including, for the avoidance of doubt, for the purposes of any Tax computation).

ARTICLE III

THE CLOSING

3.1 The Closing. (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 at 10:00 am (New York City time), not later than three (3) Business Days following the satisfaction and/or waiver of all conditions set forth in Article VII (other than those conditions that are to be satisfied at Closing, but subject to the waiver or fulfillment of those conditions), unless another date or place is agreed in writing by each of the Parties hereto. The date on which the Closing occurs is called the “Closing Date”.

(b) At the Closing, FEMSA shall deliver to the Heineken Parties: (i) a copy of the minutes of the FEMSA Shareholder Meeting (including evidence of the necessary resolutions having been passed); (ii) a copy of an excerpt of the minutes of the board meeting of FEMSA at which the directors of FEMSA resolved to transfer the FEMSA Exchange Shares to Heineken; (iii) one or more certificates representing all the FEMSA Exchange Shares, each such certificate(s) to be duly and validly endorsed “en propiedad” in favor of Heineken; (iv) a copy of the Corporate Governance Agreement duly executed, or caused to be executed, by FEMSA; (v) the FEMSA Closing Payment, if any; (vi) the certificate described in Section 7.2(d); (vii) the Share Registry Book of the Company to register the transfer of the FEMSA Exchange Shares to Heineken; and (viii) a copy of each Transaction Document duly executed and delivered by the Company or appropriate Company Subsidiary and FEMSA or appropriate Subsidiary or Affiliate of FEMSA (other than the Company or any Company Subsidiary).

(c) At the Closing, the Heineken Parties shall deliver to FEMSA: (i) signed copies of the minutes of the Heineken Shareholder Meetings (including evidence of the necessary resolutions having been passed); (ii) signed copies of minutes of the meetings of the board of directors of Heineken Holding and of the board of directors and the supervisory board of Heineken at which the managing and supervisory directors of Heineken Holding and Heineken resolved, respectively, to issue the Heineken Exchange Shares and the Heineken Holding Exchange Shares to FEMSA; (iii) (A) copies of the duly signed descriptions (beschriivingen) and copies of the accountant declarations (accountantsverklaringen) in connection with the issuance of the Heineken Exchange Shares and the Heineken Holding Exchange Shares, as required pursuant to Article 2:94b of the Dutch Civil Code (Burgerlijk Wetboek) or, in the event that the board of directors of Heineken Holding and the board of directors of Heineken resolve otherwise pursuant to Article 2:94b(3) of the Dutch Civil Code, (B) copies of the expert valuations (deskundigenwaarderingen) within the meaning of Article 2:94a(3) of the Dutch Civil Code; (iv) written evidence that such Heineken Exchange Shares and Heineken Holding Exchange Shares have been deposited with Euroclear Nederland and credited to a securities account in the name of the applicable FEMSA Party; (v) the Allotted Share Delivery Instrument duly executed by Heineken; (vi) a copy of the Corporate Governance Agreement duly executed by the Heineken Parties; (vii) the Heineken Closing Payment, if any; and (viii) the certificate described in Section 7.3(d).

(d) All actions and proceedings to be taken (or caused to be taken) and all documents to be executed and delivered (or caused to be executed and delivered) by the Parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously and no actions or proceedings shall be deemed taken nor any documents deemed executed or delivered until all have been taken, executed and delivered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FEMSA PARTIES

Except (i) as set forth in the FEMSA Disclosure Letter delivered by FEMSA to the Heineken Parties simultaneously with the execution hereof, (ii) as disclosed in the FEMSA Cerveza Financial Statements, (iii) to the extent disclosed in the FEMSA SEC Filings (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) and, for the avoidance of doubt, without giving effect to any change or circumstance subsequent to the date any such FEMSA SEC filing was filed or (iv) with respect only to the representations and warranties in Sections 4.11 (Property and Assets; Sufficiency of Assets), 4.12 (Material Contracts), 4.13 (Insurance), 4.14 (Litigation), 4.16 (Employee Benefits and Labor Matters), 4.18 (Intellectual Property) and 4.19 (Environmental Matters), as disclosed not later than January 8, 2010 in the FEMSA Data Room (items (i) through (iv), the “FEMSA Disclosure Materials”), the FEMSA Parties jointly and severally represent and warrant to the Heineken Parties that all of the statements contained in this Article IV are true as of the date of this Agreement and shall be true as of the Closing Date (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of the FEMSA Parties contained herein, disclosure in the FEMSA Disclosure Materials, save as qualified herein, of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties (except (iv), above, which is limited to those specifically enumerated representations and warranties only) by the FEMSA Parties calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is apparent on the face of the FEMSA Disclosure Materials (including any materials in the FEMSA Data Room) that such disclosure is applicable. The inclusion of any information in the FEMSA Disclosure Materials or other document delivered by FEMSA pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

4.1 Organization. Each FEMSA Party, the Company and the Company Subsidiaries (a) is a corporation or other legal entity duly organized and validly existing under the laws of its jurisdiction of organization; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed in all material respects to do business in every jurisdiction in which such qualification is required.

4.2 Authorization; Shareholder Approval. (a) Each FEMSA Party has the requisite corporate power and authority to execute, deliver and perform this Agreement (other than consummating the Closing, which is subject to obtaining the FEMSA Shareholder Approval). The execution, delivery and performance by FEMSA of this Agreement has been duly authorized by the board of directors of FEMSA, and no other corporate or similar action on the part of the FEMSA Parties is necessary to authorize the execution, delivery and performance by the FEMSA Parties of this Agreement or the consummation by the FEMSA Parties of the Closing and the transactions contemplated thereby (other than consummating the Closing, which is subject to obtaining the FEMSA Shareholder Approval).

(b) The affirmative vote of holders of a majority of the shares of FEMSA present at a meeting with a quorum of the majority of the issued and outstanding shares of FEMSA present is required to approve the transactions contemplated hereby and the Closing (such approval, the “FEMSA Shareholder Approval”). Other than the FEMSA Shareholder Approval, no other vote of the shareholders of FEMSA is required, including under Mexican Law or FEMSA’s by-laws (estatutos sociales), for FEMSA to consummate the Closing.

4.3 Execution; Validity of Agreement. This Agreement has been duly executed and delivered by each FEMSA Party, and, assuming due and valid authorization, execution and delivery hereof by the Heineken Parties, is a valid and binding obligation of each FEMSA Party, enforceable against each FEMSA Party in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a Proceeding at law or in equity). The Corporate Governance Agreement, when duly executed and delivered by FEMSA, and, assuming due and valid authorization, execution and delivery thereof by the Heineken Parties, will be a valid and binding obligation of FEMSA, enforceable against FEMSA in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a Proceeding at law or in equity).

4.4 Filings, Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the CNBV, the Bolsa, the New York Stock Exchange, the HSR Act and applicable Mexican, Brazilian and other applicable Laws with respect to foreign investment and competition, none of the execution, delivery or performance of this Agreement or the Corporate Governance Agreement by FEMSA or the consummation by the FEMSA Parties of the Closing will (a) conflict with or result in any breach of any provision of the by-laws (estatutos sociales) of the applicable FEMSA Party, or the Company or of any organizational document of any Company Subsidiary, (b) require, in each case to the extent material to the business of the Company and the Company Subsidiaries, taken as a whole, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a material violation or breach of, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, (d) violate in any material respect any statute, law, constitutional provision, code, regulation, ordinance, rule, ruling, judgment, decision, order, writ, injunction, decree, permit, concession, grant, franchise, license, agreement, directive, binding guideline or policy, or rule of common law, requirement of or other governmental restriction of or determination by any Government Entity or any interpretation of any of the foregoing by any Governmental Entity (“Law”) applicable to any FEMSA Party, the Company or any of the Company Subsidiaries or any of their respective properties or assets.

4.5 Ownership and Possession of Shares. (a) Notwithstanding anything to the contrary in the FEMSA Disclosure Materials, the FEMSA Parties are collectively the record and beneficial owners of all the FEMSA Exchange Shares, free and clear of all Encumbrances whatsoever. Desarrollo Comercial FEMSA, S.A. de C.V. (“Desarrollo”), a wholly owned Subsidiary of the Company, is the record and beneficial owner of one (1) share of Common Stock (the “Desarrollo Company Share”), free and clear of all Encumbrances whatsoever.

(b) The sole assets of the Company are shares of Common Stock of FEMSA Cerveza and Desarrollo. The sole assets of Desarrollo are shares of Common Stock of FEMSA Cerveza and the Desarrollo Company Share. None of the Company and Desarrollo have any outstanding liability of any kind.

4.6 Capitalization. Notwithstanding anything to the contrary in the FEMSA Disclosure Materials, the issued and outstanding capital stock of the Company consists exclusively of the FEMSA Exchange Shares and the Desarrollo Company Share. All the FEMSA Exchange Shares are duly authorized, validly issued, fully paid and non-assessable. There are no options, rights or agreements to which any of the FEMSA Parties, the Company or any of their respective Subsidiaries is a party or by which any of them is bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any equity capital of the Company or any Company Subsidiary, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock of the Company or any Company Subsidiary, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any shares of capital stock of the Company or any Company Subsidiary.

4.7 Company Subsidiaries. All the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company, free and clear of all Encumbrances and is duly authorized, validly issued, fully paid and nonassessable. Except for shares or other equity interests in the Company Subsidiaries or investments or commitments made in the ordinary course of business (including any employee benefit plan), neither the Company nor any Company Subsidiary directly or indirectly owns any equity, partnership or similar interest in, any equity interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership or similar interest, or is under any current or prospective obligation to form or participate in or make any capital contribution to any Person.

4.8 Financial Statements; SEC Filings. (a) True and complete copies of the FEMSA Cerveza Financial Statements are included in the FEMSA Disclosure Letter (other than the FEMSA Cerveza Financial Statements and its Subsidiaries as at December 31, 2009, which shall be provided to the Heineken Parties as required by Section 2.2(a) hereof). The FEMSA Cerveza Financial Statements have been or, for 2009, will be, prepared in accordance with Mexican Financial Reporting Standards (“Mexican FRS”) applied on a consistent basis (except as stated in the notes thereto) and have been, or will be, as applicable, prepared based on the books and records of FEMSA Cerveza and its Subsidiaries regularly maintained by FEMSA’s management to prepare the audited financial statements of FEMSA in accordance with Mexican FRS standards, principles and practices and in accordance with the policies and principles stated in FEMSA’s financial statements, in each case applied on a consistent basis throughout the periods indicated and on that basis fairly present, in all material respects, the consolidated financial position, results of operations and cash flows, the consolidated balance sheets and the consolidated statements of income and of changes in financial position and stockholders’ equity of FEMSA Cerveza and its consolidated Subsidiaries as of the dates and for the periods referred to therein.

(b) The amounts of consolidated Working Capital of FEMSA Cerveza and its Subsidiaries as of the date hereof are consistent with the historical practice of Working Capital of FEMSA Cerveza and its Subsidiaries and, as of the date hereof, are sufficient for the maintenance of operations of the Company and the Company Subsidiaries in the ordinary course and the consolidated Working Capital, Cash and Net Debt of FEMSA Cerveza and its Subsidiaries have been managed only in the ordinary course since the Balance Sheet Date.

(c) FEMSA has heretofore made available to Heineken, true and complete copies of all forms, reports, schedules, statements and other documents filed by FEMSA with the SEC since January 1, 2007 (all such filed documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “FEMSA SEC Filings”).

(d) Neither the Company nor any Company Subsidiary is required to file any form, report, schedule, statement or other document with the SEC.

4.9 No Undisclosed Liabilities. As at the Balance Sheet Date, any material liability or obligation of any kind of the Company or any Company Subsidiary, whether accrued, contingent, absolute, determinable or otherwise required by Mexican FRS to be reflected or reserved against, in the FEMSA Cerveza Financial Statements (or the notes thereto) or in FEMSA Cerveza’s most recent balance sheet set out in the FEMSA Cerveza Financial Statements (or the notes thereto) were so reflected or reserved against.

4.10 Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been (a) any event, occurrence or development of a state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (b) any action taken by the Company or a Company Subsidiary that, if it had been taken after the date hereof, would have constituted a violation of Section 6.1.

4.11 Property and Assets; Sufficiency of Assets. (a) The Company and each Company Subsidiary has good title to, or a valid leasehold interest in (with respect to leased or licensed assets and properties), all of its property and assets, tangible or intangible, with a value in excess of $5,000,000 (the “Company Property”), in each case free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances for Taxes with respect to Kaiser or any of its Subsidiaries.

(b) The assets, properties and rights the benefit of which will be provided to Heineken or any of its Affiliates through its acquisition of the Company and the Company Subsidiaries, together with any rights provided to Heineken or any of its Affiliates pursuant to the Transaction Documents and the transactions contemplated thereby, constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted or proposed to be conducted.

4.12 Material Contracts. (a) Section 4.12 of the FEMSA Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract (or group of related Contracts) to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties is bound (accurate and complete copies of which have been made available to the Heineken Parties).

(b) Each of the Company Material Contracts is valid and binding on the Company or any of the Company Subsidiaries, as applicable, and, to the Knowledge of FEMSA, each other party thereto, and is in full force and effect. None of the Company or any of the Company Subsidiaries and, to the Knowledge of FEMSA as of the date hereof, none of the other parties to any Company Material Contract, is in material default under any Company Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default under any Company Material Contract by the Company or any of the Company Subsidiaries or, to the Knowledge of FEMSA, any other such Person.

(c) The Distribution Agreements remain in full force and effect and shall continue to be legal, valid, binding and enforceable and shall not be affected by the execution, delivery and performance of this Agreement and the consummation of the Closing. None of the transactions set forth herein shall give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Distribution Agreements.

(d) Neither FEMSA nor any Subsidiary of FEMSA has released any other party from the terms of the individual confidentiality agreements which FEMSA or such Subsidiary has signed in connection with the sale of FEMSA Empire or any similar transaction involving the FEMSA Cerveza business, including any transaction that would be an Alternative Acquisition Proposal or otherwise.

4.13 Insurance. The operations and assets of the Company and the Company Subsidiaries that are capable of being insured are, in all material respects, in the aggregate, reasonably covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards of companies engaged in business and operations similar to those of the Company and the Company Subsidiaries.

4.14 Litigation. As of the date hereof, neither the Company nor the Company Subsidiaries is a party to or, to the Knowledge of FEMSA, threatened to be made a party to any Proceeding, where the aggregate potential liability exceeds $5,000,000, provided that with regards to Kaiser and its Subsidiaries, this representation, insofar as it relates to the period prior to January 13, 2006, is to the Knowledge of FEMSA. None of the FEMSA Parties, the Company nor any Company Subsidiary is a party to or, to the Knowledge of FEMSA, threatened to be made a party to any Proceeding that questions or challenges the validity of this Agreement or any action taken or to be taken by any FEMSA Party, the Company or any Company Subsidiary pursuant to this Agreement.

4.15 Required Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations and orders of any Governmental Entity (the “Required Permits”) that are necessary to own, lease and operate properties and for it to carry on its business as it is now being conducted and no suspension or cancellation of any such Required Permit is pending or threatened. This Section 4.15(a) does not apply to Employee Benefits and Labor Matters, which are the subject of Section 4.16, Tax Matters, which are the subject of Section 4.17 and Environmental Matters, which are the subject of Section 4.19.

(b) Neither the Company nor any of the Company Subsidiaries is or has been in material violation of any applicable Law, except for such violations that would not have, individually or in the aggregate, a Company Material Adverse Effect, provided that with regards to Kaiser and its Subsidiaries, this representation, insofar as it relates to the period prior to January 13, 2006, is to the Knowledge of FEMSA. This Section 4.15(b) does not apply to Employee Benefits and Labor Matters, which are the subject of Section 4.16, Tax Matters, which are the subject of Section 4.17 and Environmental Matters, which are the subject of Section 4.19.

(c) As of the Closing Date the foreign investment in the capital stock of Kaiser evidenced by the shares owned by FEMSA Cerveza will have been duly registered with the Central Bank of Brazil as foreign direct investments (investimento externo direto). The Brazilian Intercompany Loan has been duly registered with the Central Bank of Brazil through a financial transaction registration (registro de operação financeira – ROF). The aggregate amount of FEMSA Cerveza’s foreign direct investment in Kaiser registered with the Central Bank of Brazil is at least equal to $649,969,634.32 plus CAD 92,088,409.69. The aggregate amount of the Brazilian Intercompany Loan subject to a financial transaction registration with the Central Bank of Brazil is at least equal to $424,000,000.

4.16 Employee Benefits and Labor Matters.

(a) The Company and the Company Subsidiaries are and in the last three (3) years have been in compliance in all material respects with all applicable labor and social security Laws (including, as applicable, any requirements of the Instituto Mexicano del Seguro Social, Instituto del Fondo Nacional de la Vivienda para los Trabajadores, Sistema de Ahorro para el Retiro, the Instituto Nacional do Seguro Social – INSS, the Fundo de Garantia do Tempo de Serviço – FGTS and the rules and regulations thereunder).

(b) There are no severance, change-in-control, stay-pay, bonus or other similar payments payable by the Company or any Company Subsidiary to any current or former employees, officers, directors or managers of the Company or any of its Affiliates arising as a result of the transactions contemplated by this Agreement, together, without duplication, with any Taxes payable by the Company or Company Subsidiaries as a result of such payments.

(c) As of the Reference Date, the amount of unfunded liabilities, whether record or unrecorded, in respect of all pension plans of the Company and the Company Subsidiaries is equal to $203,244,800.

4.17 Tax Matters.

(a) The Company and each Company Subsidiary has timely filed (or there have been filed on their behalf) with appropriate taxing authorities all material Tax Returns required to be filed by them, and such Tax Returns are correct in all material respects, and all material Taxes shown thereon to be due and payable have been timely paid, provided that with regards to Kaiser and its Subsidiaries, this representation, insofar as it relates to the period prior to January 13, 2006, is to the Knowledge of FEMSA. Each of the Company and the Company Subsidiaries has withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any employees, directors and non-resident Persons, the amount of all material Taxes and other deductions required by any applicable Law to be withheld from any such amount and has remitted all such withheld amounts that are due and payable to the appropriate tax authority.

(b) There are no Encumbrances for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Encumbrances for Taxes not yet due and provided that with regards to Kaiser and its Subsidiaries, this representation, insofar as it relates to the period prior to January 13, 2006, is to the Knowledge of FEMSA.

(c) As of the date hereof, no material audits, examinations, investigations or other administrative Proceedings (such audits, examinations, investigations and other administrative Proceedings, including any state or local Proceedings, referred to collectively as “Audits”) or court Proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of the Company or any Company Subsidiary; provided that with regards to Kaiser and its Subsidiaries, this representation, insofar as it relates to the period prior to January 13, 2006, is to the Knowledge of FEMSA. All agreed material deficiencies as a result of Audits concluded during the preceding six (6) years have been paid or finally settled.

(d) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any Company Subsidiary; provided that with regards to Kaiser and its Subsidiaries, this representation, insofar as it relates to the period prior to January 13, 2006, is to the Knowledge of FEMSA.

(e) Neither the Company nor any of the Company Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any Person.

(f) Each of the Company and the Company Subsidiaries maintains all documentation required under applicable law to support the arm’s-length nature of the terms of any transactions between the Company or any Company Subsidiary and any related party. None of the Company or any Company Subsidiary is a party to or bound by any material advance pricing agreement, closing agreement or other material agreement or ruling relating to Taxes with any Governmental Authority that will remain in effect with respect to the Company or such Company Subsidiary after the Reference Date, and none of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period that includes any date after the Reference Date as a result of any (i) change in method of accounting after the date of this Agreement for a Tax Period that includes any day on or prior to the Reference Date, or (ii) installment sale or open transaction occurring on or prior to the Reference Date.

(g) No claim has been made in the last three years by any authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(h) Each FEMSA Party is treated as a resident of Mexico for all purposes of applicable Mexican Tax law.

4.18 Intellectual Property. The Company or a Company Subsidiary owns, or is licensed to use or otherwise possesses legally enforceable rights to use, all material Company Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances. There are no oppositions, cancellations, invalidity Proceedings, interferences or re-examination Proceedings pending with respect to any Company Intellectual Property that would have, individually or in the aggregate, a Company Material Adverse Effect and to the Knowledge of FEMSA, no facts or circumstances exist as a basis for the same. No material Company Intellectual Property owned by the Company or a Company Subsidiary has been, and the FEMSA Parties and the Company have no reason to expect it to become, abandoned, cancelled or invalidated. The FEMSA Parties, the Company and the Company Subsidiaries have taken all commercially reasonable actions to preserve the confidentiality of the Company Intellectual Property owned by the Company or a Company Subsidiary that is confidential in nature. The use by the Company and the Company Subsidiaries of the Company Intellectual Property does not infringe, misappropriate, dilute or otherwise violate or make unauthorized use of any Intellectual Property rights of any third party where such infringement would have, individually or in the aggregate, a Company Material Adverse Effect and to the Knowledge of FEMSA no Person is currently infringing, misappropriating, diluting or otherwise violating or making unauthorized use of any material Company Intellectual Property owned by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written notice from any third party challenging the right of the Company or any Company Subsidiary to use any of the Company Intellectual Property as currently used by them, where such third party challenges, if successful, would result, individually or in the aggregate, in a potential liability in excess of $5,000,000.

4.19 Environmental Matters.

(a) The Company and the Company Subsidiaries and, to the Knowledge of FEMSA, their respective predecessors in interest are and have been in material compliance with all applicable Environmental Laws and with the terms and conditions of all applicable Required Permits required under Environmental Laws and such Required Permits are held in the name of the Company or the relevant Company Subsidiary and are in full force and effect.

(b) As of the date hereof, there are no pending or, to the Knowledge of FEMSA, threatened material Proceedings under or pursuant to Environmental Laws against the Company or any Company Subsidiaries.

(c) Except as would not have, individually or in the aggregate a Company Material Adverse Effect, the Company and the Company Subsidiaries are not subject to any Environmental Liabilities and, to the Knowledge of FEMSA, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property owned by the Company or any Company Subsidiaries or operations thereon could reasonably be expected to result in any Environmental Liabilities.

(d) Neither the Company nor the Company Subsidiaries nor their respective predecessors in interest have released or permitted to be released in material violation of Environmental Laws any Hazardous Materials in the soil, subsurface, surface water or groundwater at, on, about or under any Company Property.

4.20 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement except for N M Rothschild & Sons Ltd., Allen & Co. and Rebecca Miller, whose fees and expenses will be paid by FEMSA in accordance with FEMSA’s agreement with such advisors.

4.21 Investment Intent.

(a) The FEMSA Parties acknowledge that none of the Heineken Exchange Shares, the Heineken Holding Exchange Shares or the Allotted Shares have been registered under the Securities Act, and as such, the Heineken Exchange Shares, Heineken Holding Exchange Shares and Allotted Shares may not be sold, distributed or otherwise disposed of inside the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act, or pursuant to registration under the Securities Act or an exemption therefrom;

(b) Each FEMSA Party is acquiring the Heineken Exchange Shares, Heineken Holding Exchange Shares and the Allotted Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Heineken Exchange Shares, Heineken Holding Exchange Shares and Allotted Shares in a manner that would violate the registration requirements of the Securities Act;

(c) The FEMSA Parties understand that the availability of Rule 144 under the Securities Act (“Rule 144”), for the sale and transfer of the Heineken Exchange Shares, Heineken Holding Exchange Shares and Allotted Shares is limited, and that certain conditions and events must exist and occur before the FEMSA Parties would be able to utilize Rule 144 in connection with the sale or other disposition of the Heineken Exchange Shares, Heineken Holding Exchange Shares and the Allotted Shares; and

(d) The FEMSA Parties understand that the Heineken Exchange Shares, Heineken Holding Exchange Shares and the Allotted Shares are being offered and sold to them in reliance on specific exemptions from the registration requirements of the U.S. securities laws and that the Heineken Parties are relying on the truth and accuracy of, and each FEMSA Party’s compliance with, the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the availability of such exemptions and the eligibility of the FEMSA Parties to acquire the Heineken Exchange Shares, Heineken Holding Exchange Shares and the Allotted Shares.

4.22 No Other Representations and Warranties. The FEMSA Parties acknowledge that, except for the representations and warranties contained in this Agreement, none of the Heineken Parties nor any other Person acting on their behalf, makes any representation or warranty, express or implied with respect to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE HEINEKEN PARTIES

Except (i) as disclosed in, or as readily inferable from, the Heineken Financial Statements or (ii) for any information contained, or incorporated by reference, in any written press release or circular to shareholders in each case filed with the AFM in the three years prior to the date hereof (items (i) and (ii), the “Heineken Disclosure Materials”), each Heineken Party, represents and warrants, as to itself severally and not jointly, to the FEMSA Parties that all of the statements contained in this Article V are true as of the date of this Agreement and shall be true as of the Closing Date (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of the Heineken Parties contained herein, disclosure in any section of the Heineken Disclosure Materials, save as qualified herein, of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Heineken Parties calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is readily apparent on the face of the Heineken Disclosure Materials that such disclosure is applicable. The inclusion of any information in any of the Heineken Disclosure Materials or other document delivered by the Heineken Parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

5.1 Organization. Heineken Holding, Heineken and each Heineken Subsidiary (a) is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed in all material respects to do business in every jurisdiction in which such qualification is required.

5.2 Authorization; Shareholder Approvals.

(a) Each Heineken Party has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Closing in accordance with the terms hereof. The execution, delivery and performance by each Heineken Party of this Agreement and the consummation by such Heineken Party of the Closing have been duly authorized by unanimous vote of the board of directors of Heineken Holding and of the board of directors and the supervisory board of Heineken, and no other corporate action on the part of such Heineken Party is necessary to authorize the execution, delivery and performance by such Heineken Party of this Agreement or the consummation by such Heineken Party of the Closing, except for the Heineken Shareholder Approvals.

(b) The approvals by (x) the holders of a simple majority of the Heineken Ordinary Shares that are voted (in person or by proxy) at the Heineken Shareholder Meeting, (y) the holders of a simple majority of the Heineken Holding Ordinary Shares that are voted (in person or by proxy) at the Heineken Holding Shareholder Meeting and (z) the holders of the Heineken Holding priority shares (prioriteitsaandelen) of resolutions authorizing (i) the board of directors of Heineken Holding and Heineken to issue the Heineken Exchange Shares and the Heineken Holding Exchange Shares to FEMSA and (ii) the board nomination and other rights of FEMSA under the Corporate Governance Agreement (such approvals the “Heineken Shareholder Approvals”) are the only votes or approvals of the holders of any class of securities of Heineken Holding or Heineken (as applicable) that shall be necessary for the approval and adoption by the Heineken Parties of this Agreement and the transactions contemplated hereby.

5.3 Execution; Validity of Agreement. This Agreement has been duly executed and delivered by each Heineken Party, and, assuming due and valid authorization, execution and delivery hereof by the FEMSA Parties, is a valid and binding obligation of such Heineken Party, enforceable against such Heineken Party in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a Proceeding at law or in equity).

5.4 Filings, Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the AFM, the HSR Act and other applicable Laws with respect to foreign investment and competition, none of the execution, delivery or performance of this Agreement by each Heineken Party or the consummation by such Heineken Party of the Closing will (a) conflict with or result in any breach of any provision of the articles of association (statuten) or board of directors and supervisory board regulations (reglementen) of such Heineken Party or of any organizational document of any Heineken Subsidiary, (b) require in each case, to the extent material to the business of such Heineken Party, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a material violation or breach of, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which such Heineken Party or any of the Heineken Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (d) violate in any material respect any Law applicable to such Heineken Party or any of the Heineken Subsidiaries or any of their respective properties or assets.

5.5 Issuance and Listing of Heineken Exchange Shares and Heineken Holding Exchange Shares. Notwithstanding anything to the contrary in the Heineken Disclosure Materials, the Heineken Exchange Shares and Heineken Holding Exchange Shares have been duly authorized and, when issued, exchanged for and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable, and free and clear of all Encumbrances whatsoever, and the issuance of such shares will not be subject to any preemptive or similar rights.

5.6 Capitalization. Notwithstanding anything to the contrary in the Heineken Disclosure Materials, as of the date hereof, the issued share capital (geplaatst kapitaal) of (i) Heineken Holding consists of 245,011,848 ordinary shares (gewone aandelen) and 250 priority shares (prioriteitsaandelen), and (ii) Heineken consists of 489,974,594 ordinary shares. Except as contemplated in the Allotted Share Delivery Instrument, there are no options, rights or agreements to which any Heineken Party or any of the Heineken Subsidiaries is a party or by which any of them is bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any equity capital of Heineken Holding or Heineken or any of the Heineken Subsidiaries, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock of Heineken Holding or Heineken or any of the Heineken Subsidiary, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any shares of capital stock of Heineken Holding or Heineken or any of the Heineken Subsidiaries.

5.7 Financial Statements; Heineken AFM Filings. (a) True and complete copies of the Heineken Financial Statements have been delivered to the FEMSA Parties. The Heineken Financial Statements have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) applied on a consistent basis (except as stated in the notes thereto) and have been prepared based on the books and records of Heineken and the Heineken Subsidiaries regularly maintained by Heineken’s management to prepare the audited financial statements of Heineken in accordance with IFRS standards, principles and practices and in accordance with the policies and principles stated in Heineken’s financial statements, in each case applied on a consistent basis throughout the periods indicated and on that basis fairly present, in all material respects, the consolidated financial position, results of operations and cash flows, the balance sheets and the consolidated statements of income and of changes in financial position and stockholders’ equity of Heineken, Heineken Holding and the Heineken Subsidiaries as of the dates and for the periods referred to therein.

(b) Heineken has filed on a timely basis with the AFM, and has heretofore made available to FEMSA, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by Heineken with the AFM since January 1, 2007 (all such filed documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Heineken Securities Filings”).

(c) With respect to the Heineken Disclosure Materials described in clause (ii) in the first sentence of Article V, all statements of fact contained therein were, at the date of such Heineken Disclosure Materials, and, save to the extent corrected in any document or announcement issued or made by or on behalf of Heineken subsequent thereto and save as qualified therein and other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature, remain true and accurate in all material respects and not misleading in any material respect and, subject to the foregoing qualifications, all estimates, expressions or opinion, intentions, beliefs or expectations contained therein were, at the date of such Heineken Disclosure Materials, made on reasonable grounds and were truly and honestly held by Heineken’s management and were fairly based and there were not facts known, the omission of which would make any statement of fact, estimate, expression of opinion, intention, belief or expectation of Heineken’s management in any of such Heineken Disclosure Materials misleading.

5.8 Absence of Certain Changes. Since the Balance Sheet Date, the business of Heineken and the Heineken Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been (a) any event, occurrence or development of a state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Heineken Material Adverse Effect, (b) any material revaluation by Heineken or any Heineken Subsidiary of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable or any material sale of asset of Heineken or a Heineken Subsidiary other than in the ordinary course of business, (c) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Heineken or the Heineken Subsidiaries or (d) any action taken by Heineken or a Heineken Subsidiary that, if it had been taken after the date hereof, would have constituted a violation of Section 6.2.

5.9 Litigation. Neither Heineken Holding, Heineken nor any Heineken Subsidiary is a party to or, to the Knowledge of Heineken, threatened to be made a party to any Proceedings that would have, individually or in the aggregate, a Heineken Material Adverse Effect. Neither Heineken Holding, Heineken nor any Heineken Subsidiary is a party to or, to the Knowledge of Heineken, threatened to be made a party to any Proceedings that questions or challenges the validity of this Agreement or any action taken or to be taken by Heineken pursuant to this Agreement.

5.10 Required Permits; Compliance with Laws. (a) Heineken Holding, Heineken and each Heineken Subsidiary is in possession of all Required Permits that are necessary to own, lease and operate properties and for it to carry on its business as it is now being conducted and no suspension or cancellation of any of the foregoing is pending or threatened, except as would not have, individually or in the aggregate a Heineken Material Adverse Effect.

(b) To the Knowledge of Heineken, neither Heineken Holding, Heineken nor any of the Heineken Subsidiaries is in violation of any applicable Law, except for such violations that would not have, individually or in the aggregate, a Heineken Material Adverse Effect. Since January 1, 2009, each Heineken Party has complied in all material respects with its obligations under the Dutch Act on Financial Supervision and is not currently delaying the disclosure of any price-sensitive information (koersgevoelige informatie) (as such concept is defined in Chapter 5 (Hoofdstuk 5) of the Dutch Act on Financial Supervision).

5.11 Brokers or Finders. Neither Heineken Holding, Heineken nor any of the Heineken Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Credit Suisse and Citi, whose fees and expenses will be paid by the relevant Heineken Party in accordance with such Heineken Party’s agreement with such firm.

5.12 No Other Representations and Warranties. Each Heineken Party acknowledges that, except for the representations and warranties contained in this Agreement, none of the FEMSA Parties, nor any other Person acting on behalf of FEMSA or the FEMSA Parties, makes any representation or warranty, express or implied with respect to the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Interim Operations of the Company. (a) During the period from the date of this Agreement to the Closing Date, except as (A) expressly contemplated by this Agreement, (B) required by applicable Law and (C) may be consented to in writing by Heineken, the FEMSA Parties shall cause the Company and each of the Company Subsidiaries to (i) conduct the business of the Company and the Company Subsidiaries in the same manner in all material respects as heretofore conducted and only in the ordinary course consistent with past practice and in compliance with all material Laws, (ii) pay or perform its material obligations when due and (iii) use its commercially reasonable efforts consistent with past practice to (1) preserve intact its present business organization, (2) keep available the services of its present officers and employees, (3) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings and (4) preserve intact the Company Intellectual Property:

(b) Without limiting the generality of the foregoing, except as (A) expressly contemplated by this Agreement, (B) required by applicable Law and (C) may be consented to in writing by any Heineken Party, the FEMSA Parties shall assure that, after the date hereof and prior to the Closing Date:

(i) neither the Company nor any Company Subsidiary shall amend its certificate of incorporation or by-laws or similar organizational documents and neither the Company nor any Company Subsidiary shall:

(A) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (unless such action with respect to a Company Subsidiary does not reduce the Company’s aggregate direct or indirect ownership of such Company Subsidiary),

(B) except if by a wholly owned Company Subsidiary or for any Permitted Dividend (and up to the Permitted Dividend Amount), declare, set aside or pay any dividend or any other distribution payable in stock or property with respect to any shares of any class or series of its capital stock;

(C) except with respect to securities of a wholly owned Company Subsidiary, split, combine or reclassify any shares of any class or series of its stock, or

(D) except with respect to securities of a wholly owned Company Subsidiary or with respect to pension fund assets in the ordinary course of business, redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(ii) neither the Company nor any Company Subsidiary shall make any change in the compensation payable or to become payable to any of its employees (other than normal recurring changes in the ordinary course of business or pursuant to plans, programs, commitments or agreements existing on the date hereof);

(iii) neither the Company nor any Company Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization;

(iv) neither the Company nor any Company Subsidiary shall change in any material respect any of the accounting methods (including tax accounting methods) used by it unless required by Mexican FRS or Brazilian GAAP;

(v) neither the Company nor any Company Subsidiary shall become legally committed to any new capital expenditure requiring expenditures after the Closing in excess of $10,000,000, individually or in the aggregate, except for expenditures pursuant to projects for which work has already been commenced or committed;

(vi) except in the ordinary course of business or as required by Law (including with respect to Taxes of Kaiser or of any of its Subsidiaries), neither the Company nor any Company Subsidiary shall transfer, sell, lease, license, mortgage or create an Encumbrance upon (other than Permitted Encumbrances) any of their respective assets or properties;

(vii) neither the Company nor any Company Subsidiary shall make any loans or advances to any Person such that the amount of principal owed by such Person to the Company and the Company Subsidiaries shall be in excess of $20,000,000, individually or in the aggregate, except for any such loans or advances made to its customers in the ordinary course of business consistent with past practice;

(viii) neither the Company nor any Company Subsidiary shall make any loans or advances to any officers, directors or managers of the Company or the Company Subsidiaries, except for payroll advances or, for the avoidance of doubt, for loans or advances made by Sociedad Cuauhtémoc y Famosa, in each case consistent with past practice;

(ix) neither the Company nor any Company Subsidiary shall enter into any new, or amend, terminate or renew any existing, material agreements with FEMSA or an Affiliate of FEMSA (other than the Company or any Company Subsidiary) including any agreement under which FEMSA or an Affiliate of FEMSA (other than the Company or any Company Subsidiary) is liable for Indebtedness to the Company or any Company Subsidiary;

(x) the Company and the Company Subsidiaries shall manage their consolidated Working Capital, Net Debt and Cash only in the ordinary course consistent with past practice;

(xi) neither the Company nor any Company Subsidiary shall make transfer, sell or otherwise dispose of material amount of assets other than sales of inventory in the ordinary course of business;

(xii) neither the Company nor any Company Subsidiary shall settle, or propose to settle, any Proceeding or liability to the extent such settlement (A) would provide for any injunctive relief or other material restriction on the business of the Company or the Company Subsidiaries or any admission by the Company or any Company Subsidiary of material liability of wrongdoing; (B) would require a payment in excess of $5,000,000 in the aggregate (whether or not covered by insurance); or (C) relates to Taxes in a manner that would adversely affect the Heineken Parties or any of the Company or a Company Subsidiary without the prior written consent of Heineken, which consent shall not be unreasonably withheld or delayed, provided that this Section 6.1(b)(xii) shall not apply to any settlement of any Proceeding or liability pertaining to Taxes with respect or relating solely to any Tax period ending on or before the Reference Date for which FEMSA has responsibility under Section 6.17(a), provided, however, that the Company or Company Subsidiary, as applicable, shall not settle or propose to settle such Proceeding or liability in a manner that would adversely affect the Heineken Parties or any of the Company or a Company Subsidiary without the prior written consent of Heineken, which consent shall not be unreasonably withheld or delayed;

(xiii) neither the Company nor any Company Subsidiary shall adopt, amend, modify or terminate any bonus, profit sharing, incentive, severance, employee benefit, or other plan for the benefit of any of its directors, officers and/or senior or managerial employees or make any contributions to any employee benefit plan in an amount exceeding contributions required by Law;

(xiv) neither the Company nor any Company Subsidiary shall take, or knowingly agree to or omit to take, any action that would result in any of the conditions to the Closing set forth in Article VII not being satisfied; and

(xv) neither the Company nor any of the Company Subsidiaries shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

The Heineken Parties shall give good faith consideration to any reasonable consent sought by the FEMSA Parties or the Company to deviate from the restrictions set forth in this Section 6.1 and shall not withhold such consent without a good faith reason for doing so.

(c) Notwithstanding any other provision of this Agreement, other than the sponsorship agreements listed on Schedule 6.1(c) hereto (true and complete copies of which have been delivered to Heineken prior to the date hereof), prior to the date hereof FEMSA has transferred and assumed all assets and liabilities of the Company and Company Subsidiaries related to the Monterrey Rayados football team, including any such assets and liabilities related to the construction of a stadium for the Monterrey Rayados football team, provided that the current arrangements with respect to the sponsorship of the Monterrey Rayados football team will continue until June 2010, at which time it shall be renewed by the Company on the same terms and conditions currently in effect, except for (i) inflation adjustment of the amount thereof and (ii) a term that shall expire one year from the date of renewal.

(d) Notwithstanding any other provision of this Agreement, subsequent to the date hereof and on or prior to the Closing Date, (i) the Company and FEMSA shall agree to modifications to the existing Intercompany Loan Agreements such that all Indebtedness under the Intercompany Loan Agreements shall become due and payable one month following the Closing Date without any prepayment penalties and (ii) the Company shall assume the Santander Loan and FEMSA shall be released from the Santander Loan, and FEMSA Cerveza shall be released from the Santander Intercompany Loan, provided that in the event that the Company does not assume the Santander Loan, the Company and FEMSA shall agree to modifications to the existing Santander Intercompany Loan such that all Indebtedness under the Santander Intercompany Loan shall become due and payable one month following the Closing Date without any prepayment penalties and FEMSA shall take such actions as necessary so that the Company and the Company Subsidiaries are released from any associated guarantee.

6.2 Interim Operations of the Heineken Parties. (a) During the period from the date of this Agreement to the Closing Date, except as (A) expressly contemplated by this Agreement, (B) required by applicable Law and (C) may be consented to in writing by FEMSA, each Heineken Party shall assure that, after the date hereof and prior to the Closing Date:

(i) no Heineken Party shall amend its articles of association, certificate of incorporation or by-laws or similar organizational documents and no Heineken Party shall issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock;

(ii) except if by a Heineken Subsidiary, no Heineken Party shall declare, set aside or pay any dividend or any other distribution payable in stock or property with respect to any shares of any class or series of its capital stock, other than regular annual or semi annual dividends, provided that in respect of any such regular dividends, the Company shall have the right to declare, set aside or pay any dividend or any other distribution (any such dividend or distribution the “Permitted Dividend”) up to an amount equal to the amount of dividends (the “Permitted Dividend Amount”) declared or paid (or, with respect to clause (y) below, that would be declared or paid) by Heineken on (x) the Heineken Exchange Shares and (y) 29,172,504 Heineken Ordinary Shares from the date hereof to the Closing Date;

(iii) no Heineken Party shall, except with respect to securities of Heineken Subsidiaries, split, combine or reclassify any shares of any class or series of its stock;

(iv) except with respect to securities of Heineken Subsidiaries, or with respect to open market purchases of common stock under existing shareholder approved share buyback programs, no Heineken Party shall redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(v) no Heineken Party shall, except with respect to Heineken Subsidiaries, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization except for mergers, consolidations or other restructurings involving Heineken Holding or Heineken in which a Heineken Party is the surviving entity;

(vi) neither Heineken Holding, Heineken nor any Heineken Subsidiary shall change in any material respect any of the accounting methods used by it unless required by IFRS; or

(vii) neither Heineken Holding, Heineken nor any Heineken Subsidiary shall take, or knowingly agree to or omit to take, any action that would result in any of the conditions to the Closing set forth in Article VII not being satisfied; and

(viii) neither Heineken Holding, Heineken nor any Heineken Subsidiary shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

6.3 Confidentiality. The Confidentiality Agreement shall be binding on the Parties hereto and in full force and effect until the Closing, at which time it shall terminate only with respect to the Heineken Parties with respect to information relating solely to the Company and/or one or more Company Subsidiaries. The information contained herein, in the FEMSA Disclosure Letter or delivered to the Heineken Parties or FEMSA or its respective authorized representatives pursuant hereto and the terms and existence of this Agreement and the status of the transactions contemplated hereby shall be deemed to be Evaluation Material (as defined in and subject to the terms and conditions of the Confidentiality Agreement) until the Closing.

6.4 Efforts and Actions to Cause Closing to Occur. (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Heineken Parties and the FEMSA Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the Closing as promptly as practicable, including:

(i) as soon as practical after the date of this Agreement, preparing and filing any and all premerger filings or other notifications, applications, forms, registrations and notices required to be filed to consummate the Closing, including under the Mexican Antitrust Law, the HSR Act, the Brazilian Antitrust Law and all other applicable laws;

(ii) the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity; all filings, notifications, reports forms and supplemental information shall be in substantial compliance with the requirements of the Mexican Antitrust Law, the HSR Act, the Brazilian Antitrust Law and such other antitrust laws; and with the understanding that Heineken shall coordinate any of such filings and proceedings and therefore will have the right to appoint the common representative that is required in terms of Mexican Antitrust Law; and

(iii) defending all lawsuits and other Proceedings challenging this Agreement or the consummation of the Closing, causing to be lifted or rescinded any injunction, decree, ruling, order or other Proceeding of any Governmental Entity adversely affecting the ability of the Parties to consummate the Closing.

(b) No Party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require the FEMSA Parties or the Company to pay any consideration to any other Person (other than nominal filing and application fees to Governmental Entities) from whom any such approvals, authorizations, consents, orders, licenses, permits qualifications, exemptions or waivers are requested.

(c) In furtherance and not in limitation of this Section 6.4, “commercially reasonable efforts” of the Heineken Parties shall include committing or causing the Heineken Parties or their Affiliates to commit to understandings, divestitures, licenses or hold separate or similar arrangements with respect to their respective assets or the assets subject to this Agreement, and to any all arrangements for the conduct of any business and/or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all consents, approvals, authorizations, termination or expiration of waiting periods or clearance from any Governmental Entity necessary to consummate the transactions contemplated by this Agreement.

(d) If any Party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, it will respond promptly to such and provide any supplemental or additional information that may be reasonably requested by such Governmental Entity.

(e) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents, registrations or orders of each applicable Governmental Entity, including, without limitation:

(i) cooperating with each other in connection with filings and registrations under the Ley Federal de Competencia Económica (the “Mexican Antitrust Law”), HSR Act, Brazilian Law No. 8.884/94 (the “Brazilian Antitrust Law”), any foreign investment-related Laws and registrations or any other antitrust Laws;

(ii) promptly furnishing to the other Party all information within its possession that is required or reasonably advisable for any application or other filing to be made by the other Party pursuant to the Mexican Antitrust Law, the HSR Act, the Brazilian Antitrust Law, any foreign investment Laws or any other antitrust Laws in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other, and providing copies, of any communications (including any correspondence, filings, writing or oral communication or documentary submissions) from, to or with any Governmental Entity with respect to the transactions contemplated by this Agreement, excluding any information that the Party has a right to keep confidential; such confidential information shall be disclosed to outside counsel for the other Party only;

(iv) in the case of any Heineken Party or any of its Affiliates (including the Company and any Company Subsidiary after the Closing), effecting the sale or disposition of, or arranging to hold separate, assets or businesses to the extent necessary or required pursuant to Section 6.4(c);

(v) not agreeing to participate in any meeting with any Governmental Entity in connection with proceedings under or relating to the Mexican Antitrust Law, the HSR Act, the Brazilian Antitrust Law, any foreign investment Laws or any other antitrust Laws unless it consults with the other Party in advance, and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat;

(vi) consulting with the other Parties in advance before a Party proffers any understandings, undertakings, or agreements (oral or written) that it proposes to enter into with any Governmental Entity; and

(vii) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the Mexican Antitrust Law, the HSR Act, the Brazilian Antitrust Law, any foreign investment Laws or any other antitrust Laws.

6.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to the Heineken Parties and FEMSA. Each of the Heineken Parties and FEMSA shall, and shall cause each of its Affiliates to, not issue or cause the publication of any press release or disclosure with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other Party, except as may be required by Law or by any listing agreement with a national securities exchange or trading market in which case the disclosing Party shall use all reasonable endeavors to consult with the other Party prior to any such publication or disclosure. This Section 6.5 shall not limit the applicability of the Confidentiality Agreement.

6.6 Director and Officer Release and Discharge. On or before the Closing, FEMSA shall cause the Company and the Company Subsidiaries to resolve at their shareholders’ meetings to ratify the performance of each departing director and officer of the Company and/or the Company Subsidiaries and release each of them (except for any breach of a duty of loyalty or any fraud or willful misconduct) from any and all past, present or future liability in connection with the performance of their duties in such capacity, subject to applicable Law.

6.7 Transaction Documents. The FEMSA Parties shall cause the Transaction Documents to be entered at or prior to the Closing.

6.8 Intercompany Arrangements. Notwithstanding anything herein to the contrary, FEMSA and its Affiliates shall be permitted to manage all Intercompany Accounts between the Company or any Company Subsidiary, on the one hand, and FEMSA and its Affiliates (excluding the Company and the Company Subsidiaries), on the other hand, in accordance with the principles set forth in Sections 6.1 and 6.8 of the FEMSA Disclosure Letter, provided that except as set forth in Sections 6.1 and 6.8 of the FEMSA Disclosure Letter, such Intercompany Accounts shall be managed solely in the ordinary course consistent with the past practice of FEMSA and provided further that, except as set forth in Section 6.1(d), FEMSA arranges, in a manner in its sole discretion, for the Intercompany Accounts, other than amounts due under the Closing Date Note, to be settled effective as of the Closing. Ordinary Course

Intercompany Payables and Receivables shall remain outstanding at Closing and shall be paid in the ordinary course of business in accordance with their terms after Closing by the Company and the Company Subsidiaries, on the one hand, or by FEMSA and its Affiliates, on the other hand, as the case may be. The Closing Date Note shall remain outstanding at Closing and shall be paid by the Company to FEMSA in accordance with its terms. Except as set forth on Section 6.8 of the FEMSA Disclosure Letter or otherwise expressly contemplated by this Agreement, all agreements and commitments, whether written, oral or otherwise, which are solely between the Company or any Company Subsidiary, on the one hand, and FEMSA and its Affiliates (excluding the Company and the Company Subsidiaries), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto.

6.9 Certain Heineken Commitments. On and after the Closing, for the periods specified in Section 6.9 of the FEMSA Disclosure Letter, Heineken shall cause the Company and the Company Subsidiaries to provide funding and support, consistent with past practices of the Company and the Company Subsidiaries, and in accordance with any existing arrangements or commitments between the Company and any Company Subsidiaries and as described in Section 6.9 of the FEMSA Disclosure Letter.

6.10 Maintenance of Books and Records. After the Closing, each of the Parties shall preserve, until at least the tenth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such Party relating to the Company and any Company Subsidiary. After the Closing Date and up until at least the tenth anniversary of the Closing Date, upon any reasonable request from a Party hereto or its representatives, the Party holding such records shall (a) provide to the requesting Party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting Party or its representatives to make copies of such records, in each case at no cost to the requesting Party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either Party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law. Such records may be sought under this Section 6.10 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar needs of the Party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a Party if such destroying Party sends to the other Party written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed and such records may then be destroyed after the 60th day following such notice unless the other Party hereto notifies the destroying Party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable expenses of the destroying Party in connection therewith.

6.11 Director Resignations. The FEMSA Parties shall deliver to Heineken the resignations of all FEMSA Representatives as members of the boards of directors of the Company and the Company Subsidiaries from their positions as directors of such entities immediately on or before the Closing and, in the case of Kaiser, such members shall simultaneously transfer to FEMSA Cerveza any shares in Kaiser owned by such members.

6.12 Further Assurances. (a) From and after the Closing, each of the FEMSA Parties and the Heineken Parties shall furnish or cause to be furnished to the other Parties and its employees, counsel, auditors and other representatives such information and assistance relating to the Company and the Company Subsidiaries (to the extent within the control of such other Party) as is reasonably necessary for financial reporting and accounting matters of the other Party.

(b) At any time and from time to time, each Party agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

6.13 Disclosure for Shareholder Meetings; Information Supplied.

(a) Each of Heineken Holding and Heineken shall, as soon as reasonably practicable after the condition set forth in Section 7.1(b) is satisfied and in accordance with all applicable filings and Laws, (i) prepare a circular for their respective shareholders (aandeelhouderscirculaire) in connection with the Heineken Shareholder Meetings (the “Heineken Circulars”) and shall as soon as reasonably practicable thereafter publish the Heineken Circulars, make available such documents to those entitled to receive them and complete any other necessary formalities in relation to such documents in accordance with all applicable Laws. FEMSA shall, as promptly as reasonably practicable, use commercially reasonable efforts to furnish the relevant Heineken Party with all requested information concerning FEMSA, its Affiliates, their respective businesses and other matters, in each case to the extent necessary and appropriate for the preparation of the Heineken Circulars and any supplement or amendment thereto. FEMSA shall promptly notify the Heineken Parties in the event FEMSA becomes aware (i) that any information or statement in the Heineken Circulars reflecting information provided by FEMSA (and/or in relation to FEMSA, the Company, the Company Subsidiaries and/or their respective businesses) is untrue or inaccurate in any material respect or (ii) of any fact (in relation to FEMSA, the Company, the Company Subsidiaries and/or their respective businesses), the omission of which renders any such information or statement contained in the Heineken Circulars misleading in any material respect.

(b) FEMSA shall have an opportunity to review in advance all written submissions in connection with the Heineken Circulars and to comment on the sections of such submissions, filings and drafts that include any disclosure relating to FEMSA, any of its Affiliates, their respective businesses, this Agreement or the transactions contemplated hereby and the relevant Heineken Party shall take into account the reasonable comments of FEMSA in relation thereto. Except to the extent required under applicable Laws, no Heineken Party shall include any disclosure relating to FEMSA, any of its Affiliates, their respective businesses, this Agreement or the transactions contemplated hereby in the Heineken Circulars or any draft thereof if FEMSA reasonably objects to such disclosure (and FEMSA agrees not to object to any such disclosures that are accurate, not misleading, and necessary and appropriate for the publication of the Heineken Circular and/or to obtain the Heineken Shareholder Approvals).

(c) Notwithstanding the provisions of Section 6.13(a) and (b), the relevant Heineken Party shall be wholly responsible for the contents of the Heineken Circular and FEMSA shall have no responsibility or liability whatsoever for the contents of such documents or for any information provided to the relevant Heineken Party for inclusion therein.

(d) FEMSA shall, as soon as reasonably practicable after the condition set forth in Section 7.1(b) is satisfied and in accordance with all applicable filings and Laws, prepare and file with the CNBV and Bolsa a folleto informativo to be made available to FEMSA shareholders in connection with the FEMSA Shareholder Meeting in accordance with Mexican Law (the “FEMSA Information Statement”). To the extent required under any applicable Laws, after the FEMSA Information Statement has been so made available, FEMSA shall promptly circulate amended, supplemental or supplemented materials. The Heineken Parties shall, as promptly as reasonably practicable, use commercially reasonable efforts to furnish FEMSA with all requested information concerning the Heineken Parties, their Affiliates, their respective businesses and other matters, in each case to the extent necessary and appropriate for the preparation of the FEMSA Information Statement and any supplement or amendment thereto. The Heineken Parties shall promptly notify FEMSA in the event any of them becomes aware (i) that any information or statement in the FEMSA Information Statement reflecting information provided by the relevant Heineken Party is untrue or inaccurate in any material respect or (ii) of any fact the omission of which renders any such information or statement contained in the FEMSA Information Statement misleading in any material respect.

(e) The Heineken Parties shall have an opportunity to review in advance all written submissions to or filings of the FEMSA Information Statement and to comment on the sections of such submissions or filings that include any disclosure relating to any Heineken Party, any of its Affiliates, their respective businesses, this Agreement or the transactions contemplated hereby and FEMSA shall take into account the reasonable comments of the relevant Heineken Party in relation thereto. Except to the extent required by the CNBV, Mexican Law and/or any applicable Laws, FEMSA shall not include any disclosure relating to any Heineken Party, any of its Affiliates, their respective businesses, this Agreement or the transactions contemplated hereby in the FEMSA Information Statement or any draft thereof submitted to the CNBV in relation thereto if such Heineken Party reasonably objects to such disclosure (and such Heineken Party agrees not to object to any such disclosures that are accurate, not misleading, and necessary and appropriate for the publication of the FEMSA Information Statement and/or to obtain the FEMSA Shareholder Approval).

(f) Notwithstanding the provisions of Section 6.13(d) and (e), FEMSA shall be wholly responsible for the contents of the FEMSA Information Statement and no Heineken Party shall have any responsibility or liability whatsoever for the contents of such documents.

6.14 Shareholder Approvals; Convening of Shareholder Meetings.

(a) The Heineken Parties and FEMSA shall convene and hold the Heineken Shareholder Meetings to seek the Heineken Shareholder Approvals and the FEMSA Shareholder Meeting to seek the FEMSA Shareholder Approval, as applicable, as soon as reasonably practicable following the approvals by the Heineken board of directors and supervisory board and the day after the FEMSA Information Statement has been cleared for public distribution by the CNBV, as applicable. Each Party acknowledges that its obligations to cause a shareholders meeting to be convened under this Section 6.14 shall not in any way be mitigated by a withdrawal or modification of the recommendation of its board of directors and/or supervisory board (as applicable) or any decision by its board of directors and/or supervisory board (as applicable) not to give such recommendation. A withdrawal or modification by any Party’s board of directors and/or supervisory board (as applicable) of its recommendation pursuant to and in accordance with Section 6.15 or any decision by any Party’s board of directors and/or supervisory board (as applicable) not to give such recommendation pursuant to and in accordance with Section 6.15 shall not be deemed to be a breach of this Section 6.14. The Control Trust has executed and delivered as of the date hereof the FEMSA Control Trust Voting Agreement, which is attached hereto as Exhibit T, which includes as an exhibit thereto the irrevocable instructions of the Technical Committee of the Control Trust instructing the Trustee of the Control Trust to vote the Control Trust shares in the FEMSA Shareholders Meeting in order to adopt the FEMSA Shareholder Approval in accordance with the FEMSA Control Trust Voting Agreement. The controlling shareholders of each of Heineken and Heineken Holding have executed and delivered, as of the date hereof, the Heineken Voting Agreements, which are attached hereto as Exhibits U and V.

(b) No later than ninety (90) days following the Closing Date, the Heineken Parties shall have taken such actions as are necessary in order to cause the Heineken Exchange Shares and Heineken Holding Exchange Shares to be admitted to listing and trading on the regulated market “Euronext Amsterdam by NYSE Euronext” of Euronext Amsterdam N.V. (it being understood that such Heineken Exchange Shares shall be subject to the transfer restrictions contained in the Corporate Governance Agreement and that the delivery of the Heineken Exchange Shares to FEMSA pursuant to this Agreement does not constitute a public offering) and to obtain the approval by the AFM of the prospectuses in connection with the admission of the Heineken Exchange Shares and the Heineken Holding Exchange Shares to such listing and trading (the “Heineken Prospectuses”). FEMSA shall have the right to review and comment on the Heineken Exchange Shares and the Heineken Holding Exchange Shares before these are admitted to listing and trading, as well as the Heineken Prospectuses prepared in connection therewith.

6.15 Board of Directors Recommendations. Each of the Heineken Parties and FEMSA shall include in the Heineken Circulars and in the FEMSA Information Statement, as applicable, the unanimous recommendation of its respective board of directors and supervisory board, as applicable, to its respective shareholders of the approval of all resolutions required to be passed in order for the Heineken Shareholder Approvals and the FEMSA Shareholder Approval (as applicable) to be obtained and each such recommendation shall not at any time be withdrawn or adversely modified, in the case of the FEMSA board of directors in a manner adverse to the Heineken Parties and in the case of the Heineken Parties’ board of directors and supervisory board in a manner adverse to FEMSA, and no Party shall take or omit to take any action if taking or omitting to take such action would lead to such a withdrawal or modification or any decision by its respective board of directors and/or supervisory board (as the case may be) not to give such recommendation or announce its intention to make a determination not to give or to withdraw or modify such recommendation except (i) in each case, to the extent that its respective directors have determined in good faith that such recommendation should not be given where to do so would be a breach of their fiduciary duties pursuant to applicable Laws; or (ii) in each case, to the extent that its respective directors have determined in good faith that such recommendation should be withdrawn or modified where not to do so would be a breach of their fiduciary duties. Furthermore, the board of directors of FEMSA shall not recommend or endorse the adoption of an Acquisition Proposal from a party other than the Heineken Parties (each, an “Alternative Acquisition Proposal”), except to the extent that the directors of the FEMSA board of directors have determined in good faith that it would be a breach of their fiduciary duties not to do so pursuant to applicable Law. If, for any reason, the board of directors of FEMSA shall withdraw or modify its endorsement or recommendation necessary for FEMSA Shareholder Approval, announce its intention not to give or to withdraw or modify its endorsement or recommendation for FEMSA Shareholder Approval, or endorses or recommends an Alternative Acquisition Proposal, then this Agreement may be terminated pursuant to Section 8.1(g), in which event FEMSA shall pay the Heineken Parties the Termination Fee in accordance with Section 8.3.

6.16 Exclusivity.

(a) Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, no FEMSA Party shall, and each FEMSA Party shall take all action necessary to ensure that none of the Company, any of the Company Subsidiaries or any of their respective Affiliates or representatives shall:

(i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock of the Company or any of the Company Subsidiaries or assets of the Company or any of the Company Subsidiaries, other than inventory to be sold in the ordinary course of business consistent with past practice, (B) to enter into any merger, consolidation or other business combination relating to the Company or any of the Company Subsidiaries or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of the Company Subsidiaries (each, an “Acquisition Proposal”); or

(ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. FEMSA immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

(b) FEMSA shall notify Heineken promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Heineken shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. FEMSA shall not, and shall cause the Company and each of the Company Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the FEMSA or the Company or any of the Company Subsidiaries is a party, without the prior written consent of Heineken.

(c) Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, FEMSA shall not release any other party from the terms of the individual confidentiality agreements which FEMSA has signed in connection with the sale of FEMSA Empire or any similar transaction involving the FEMSA Cerveza business, including any transaction that would be an Alternative Acquisition Proposal or otherwise. FEMSA’s obligation to enforce the terms of such confidentiality agreements shall include enforcement, if applicable, of specific confidentiality provisions prohibiting such parties from making any public statements with regard to such transactions, taking any action with might force FEMSA to make a public statement or engaging in any form of solicitation of proxies or consents with respect to any voting securities of FEMSA.

6.17 Tax Matters. (a) Apportionment of and Responsibility for Taxes. Subject to any relevant limitations in Section 9.2(b), FEMSA shall be responsible for and pay any and all Taxes levied or imposed on, in connection with, or attributable to, the Company or any Company Subsidiary that accrue or otherwise relate to any taxable year or period (or portion thereof) ending (or deemed to end) on or before the Reference Date, except to the extent such Taxes were included in the calculation of Reference Date Working Capital or as specifically disclosed in paragraph 3 of Section 4.16(a) of the FEMSA Disclosure Letter, provided that this exception shall not apply with regards to any Taxes that are attributable to any matter pertaining to Brazilian Taxes. Subject to any relevant limitations in Section 9.2(b), with respect to Taxes that are levied or imposed for a Straddle Period, the amount of such Taxes that are allocable to FEMSA shall be the amount of such Taxes that are due and payable for the portion of the Straddle Period ending as of the Reference Date, except to the extent such Taxes were included in the calculation of Reference Date Working Capital or as specifically disclosed in paragraph 3 of Section 4.16(a) of the FEMSA Disclosure Letter, provided that this exception shall not apply with regards to any Taxes that are attributable to any matter pertaining to Brazilian Taxes. Notwithstanding any other provision in this Agreement, the FEMSA Parties’ responsibility for Taxes of Kaiser or any of its Subsidiaries shall be limited to 83% of such Taxes.

(b) Transfer Taxes and Other Closing Expenses. Any excise, sales, transfer, documentary, filing, recordation and other similar taxes, levies, fees and charges, and any other expenses of Closing, if any (including all real estate transfer taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby (such Taxes, “Transfer Taxes”) shall be paid by the Party that is liable for payment of such Taxes. Notwithstanding the provisions of Section 6.17(c), which shall not apply to Tax

Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such Party will use its reasonable efforts to provide such Tax Returns to the other Party at least ten (10) Business Days prior to the due date for such Tax Returns.

(c) Tax Returns. (i) (A) FEMSA shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed by or include the Company or any Company Subsidiary that are due on or prior to the Closing Date; and (B) such Tax Returns shall be true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Tax laws, regulations or rules.

(ii) Heineken shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by Law to be filed by or include the Company or any Company Subsidiary that are due after the Closing Date, it being understood that all Taxes indicated as due and payable on such returns shall be the responsibility of Heineken, except for such Taxes which are allocated to FEMSA under Section 6.17(a).

(iii) FEMSA shall be entitled to review and comment on any Tax Returns for the Company or any Company Subsidiary for any taxable period that includes any day(s) on or prior to the Reference Date before such Tax Return is filed. Heineken shall submit a draft of any such Tax Return (with copies of any relevant schedules, work papers and other documentation then available) to FEMSA at least 30 days where practical, or otherwise as soon as commercially reasonable, before the date such Tax Return is required to be filed with the relevant tax authority. FEMSA shall have the option of providing to Heineken, at any time at least 10 days where practical before the date such Tax Return is required to be filed with the relevant tax authority, written instructions as to how FEMSA wants any, or all, of the items for which it may be responsible reflected on such Tax Return. Heineken shall notify FEMSA within 5 days after receipt of such instructions of (x) the extent, if any, to which Heineken accepts such instructions and will file such Tax Return in accordance therewith and (y) the extent, if any, to which Heineken rejects such instructions. To the extent Heineken rejects the instructions of FEMSA, Heineken and FEMSA shall, within 2 days, submit the items that are in dispute to an independent accounting firm as may be mutually acceptable to the Heineken and FEMSA (the “Accounting Firm”) for it to determine the correct manner for reporting such items. FEMSA and Heineken shall promptly provide to the Accounting Firm all relevant information, and the Accounting Firm shall have 5 days to submit its determination. The determination of the Accounting Firm shall be binding upon the Parties, and Heineken shall file such Tax Return in accordance therewith. The fees and expenses of the Accounting Firm shall be paid one-half by FEMSA and one-half by Heineken. Notwithstanding this Section 6.17(c)(iii), Heineken shall be responsible for timely filing any such Tax Return for which Heineken is responsible under this Section 6.17(c)(iii), which Tax Return may be subject to amendments depending on the determination of the Accounting Firm.

(iv) FEMSA may propose to Heineken to amend any Tax Return filed or required to be filed for any taxable years or periods ending on or before the Closing Date; provided, however, that FEMSA shall be entitled to review and comment on any such amended Tax Return before such amended Tax Return is filed. Heineken shall submit a draft of any such amended Tax Return (with copies of any relevant schedules, work papers and other documentation then available) to FEMSA where practical at least 30 days before the date such amended Tax Return is intended to be filed with the relevant tax authority. Disputed issues, if any, shall be referred to the Accounting Firm in the manner set forth in Section 6.17(c)(iii) above.

(d) Certain Post-Closing Actions.

(i) Heineken shall not permit the Company or any Company Subsidiary to take any action that reasonably could be expected to increase FEMSA’s responsibility for Taxes without FEMSA’s written consent, such consent not to be unreasonably withheld, except to the extent required by applicable Law.

(ii) Neither Heineken nor any Affiliate of the Heineken Parties shall (or shall cause or permit the Company or any Company Subsidiary to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any Company Subsidiary with respect to any taxable year or period ending on or before the Reference Date (or with respect to any Straddle Period) without the prior written consent of FEMSA, which consent may not be unreasonably withheld.

(e) Tax Refunds and Tax Credits. Any Tax Refunds that are received by any of the Company or a Company Subsidiary, less any actual Tax cost suffered by the Company or Company Subsidiary attributable to such receipt, and any amounts of Tax Credits to which a Heineken Party or any of the Company or a Company Subsidiary becomes entitled, less any actual Tax cost suffered by a Heineken Party, the Company or a Company Subsidiary as a result of such entitlement, in each case that relate to Tax periods or portions thereof ending on or before the Reference Date with respect to the Company or a Company Subsidiary, shall be for the account of FEMSA, and the relevant Heineken Party shall pay over to FEMSA (i) any such Tax Refund or any other financial instrument corresponding to such Tax Refund in whole or in part, after the deduction of any actual Tax Cost suffered by the Company or Company Subsidiary attributable to the receipt of such instrument, within fifteen (15) days after receipt thereof, and (ii) the amount of actual Tax savings realized with the use of a Tax Credit by such Heineken Party or the Company or Company Subsidiary at the time the Tax Return to which such Tax Credit relates is filed by such Heineken Party or the Company or Company Subsidiary; provided, however, that (x) FEMSA shall not have the right Tax Refunds or Tax Credits that are attributable to a carry-back of tax attributes applicable to operations, transactions or other activities occurring after the Reference Date and (y) Heineken will, and will cause the Company and the Company Subsidiaries to, under FEMSA’s directions, use commercially reasonable efforts, as per instruction from FEMSA, to optimize the receipt of any Tax Refund or the entitlement to any Tax Credit that are to be paid to FEMSA under this Section 6.17(e), including through the offset against other Taxes due, when applicable. In determining the amount of Tax Refunds or Tax Credits to be paid to FEMSA, principles similar to those set forth in Section 9.3(a) shall be applied to reduce the applicable amount by any actual Tax cost suffered by the relevant Heineken Party, Company or Company Subsidiary upon receipt of such Tax Refund or as a result of becoming entitled to Tax Credits.

(f) Tax Contests. (i) FEMSA shall, at its sole option, control the conduct, at its sole expense, through its own counsel and with the cooperation of the Heineken Parties, of any claim (or any inquiry) for Taxes by any Governmental Entity (a “Tax Claim”) involving any asserted liability with respect or relating solely to any Tax period ending on or before the Reference Date for which FEMSA has responsibility under Section 6.17(a). If FEMSA assumes such defense, Heineken shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by FEMSA), at their own expense, it being understood that FEMSA shall control such defense, including the right to control all negotiations, settlements, compromises and appeals of any such Tax Claim, all of which shall be at the expense of FEMSA. In any event, if FEMSA fails to take reasonable steps necessary to defend diligently the Tax Claim within 20 days after receiving notice with respect to the Tax Claim, the Heineken Parties may assume such defense, and the fees and expenses of their attorneys will be covered by the indemnity provided for in Section 9.2(b). If FEMSA chooses to defend or prosecute a Tax Claim, Heineken shall cooperate in the defense or prosecution thereof. Such cooperation by Heineken shall include the retention and (upon FEMSA’s request and at FEMSA’s expense) the provision to FEMSA of records and information that are reasonably relevant to such Tax Claim, the commencement of Proceedings with respect to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that a material failure to provide such cooperation by Heineken, after notice of such failure to Heineken and a reasonable opportunity to respond to such notice, shall bar the Heineken Parties from any remedy with respect to such Tax Claim. FEMSA shall have all rights to settle, compromise and/or concede such Tax Claim and Heineken shall reasonably cooperate and shall cause the Company and each Company Subsidiary to reasonably cooperate; provided, however, that FEMSA shall not settle, compromise and/or concede such Tax Claim in a manner that would adversely affect the Heineken Parties or any of the Company or a Company Subsidiary without the prior written consent of Heineken, which consent shall not be unreasonably withheld or delayed. FEMSA shall not extend the applicable statute of limitations with respect to any Tax Return for any Tax period ending on or before the Reference Date without the prior written consent of Heineken, which consent shall not be unreasonably withheld or delayed.

(ii) With respect to any Tax Claim for which FEMSA has responsibility under Section 6.17(a) that involves any Straddle Period, Heineken and FEMSA shall jointly control the conduct of any such Tax Claim through counsel of their own choosing and expense; provided, however, that neither Heineken nor FEMSA shall settle, compromise or concede such Tax Claim in a manner that would adversely affect the other Party without the prior written consent of such Party, which consent shall not be unreasonably withheld or delayed.

(iii) With respect to any Tax Claim that relates solely to Taxes that are not the responsibility of FEMSA under Section 6.17(a), or Tax Claims as to which FEMSA has not exercised its option to control or jointly control such Tax Claim, the Heineken Parties shall not settle, compromise or concede any such Tax Claim in a manner that would adversely affect FEMSA without the prior written consent of FEMSA, which consent shall not be unreasonably withheld or delayed.

(g) Indemnification Procedures. In order for the Heineken Parties to be entitled to any indemnification provided for under Section 9.2(b), Heineken shall deliver written notice thereof to FEMSA describing in reasonable detail the facts giving rise to any claim for indemnification hereunder within 10 days of any Heineken Party becoming aware of the potential for such claim (unless such notification refers to a Brazilian Tax foreclosure or any Proceedings in Brazil in which there is an opportunity to present a motion of clarification, in which cases the written notification shall be provided within 2 days), the amount or method of computation of the amount of such claim (if known), copies of all notices and documents (including court or similar papers, as applicable), and such other information with respect thereto as FEMSA may reasonably request. The failure to provide such notice, however, shall not release FEMSA from any of its obligations under Section 9.2(b) except and only to the extent, if any, that FEMSA is actually prejudiced by such failure.

6.18 FEMSA Non-Competition; Non-Solicitation.

(a) (i) Until FEMSA ceases to have the right to have a director in the Heineken Holding board of directors or the Heineken supervisory board and for a period of two (2) years from the expiration of all such rights, FEMSA shall and shall cause its Subsidiaries (A) to not directly or indirectly engage in the Heineken Territory in the production, manufacturing, packaging, distribution, marketing and sale of beer, non alcoholic beer and beverages derived from beer and the beer brewing and fermentation process, malted beverages, wort based beverages and, provided they contain alcohol, cider and cider based beverages (the “Heineken Products”) and (B) to use their respective reasonable efforts to cause any Person which is not a Subsidiary and in which any of them holds a direct or indirect ownership interest of at least twenty percent (20%) not to take any of the actions set forth in clause (A) above; provided that the foregoing shall not apply to any purchase by FEMSA or any of its Subsidiaries of a small brewer license or equivalent permit in the United States for use solely in connection with FEMSA’s or any of its Subsidiaries’ convenience store retail operations in the United States, as long as the purchased license does not allow for the production of more than sixty thousand (60,000) barrels of beer annually; provided that such beer shall not be produced under license from third parties and provided, further, however, that the foregoing shall not apply to the sale, marketing and distribution of Heineken Products in stores owned or operated by FEMSA or any of its Subsidiaries.

(b) In the Heineken Territory (other than in Mexico):

(i) the Parties agree that, notwithstanding Section 6.18 (a), should FEMSA identify an Integrated Competitor in a territory in which FEMSA or any of its Subsidiaries may, from time to time, carry on business (other than Mexico, where paragraph 6.18(c) shall apply), and FEMSA makes a reasonable determination that it is necessary to offer Heineken Products as part of FEMSA’s or any of its Subsidiaries’

portfolio of products in that territory in order to compete effectively with such Integrated Competitor within that territory, they will explore and discuss the possibility of FEMSA or any of its Subsidiaries distributing and selling Heineken Products provided that, if the Parties cannot reach agreement on such matters, FEMSA or any of its Subsidiaries shall be free to produce, market, sell and distribute Heineken Products in such territory and, if FEMSA or any of its Subsidiaries exercises such a right, Heineken shall be free to produce, market, sell and/or distribute Non Alcoholic Beverages in such territory;

(ii) the Parties agree that notwithstanding Section 6.18 (a) FEMSA or any of its Subsidiaries shall be free to acquire any business which comprises both an Alcoholic Beverages Business and a Non Alcoholic Beverages Business provided that the Alcoholic Beverages Business comprises less than 49% of such business (calculated on a prior year net sales basis), and should FEMSA notify Heineken of its present intention, or the present intention of a FEMSA Subsidiary, to acquire such business, Heineken shall not make any offer to acquire the same until FEMSA has notified Heineken that neither FEMSA nor its Subsidiaries intend to purchase such business, provided that if FEMSA or any of its Subsidiaries elects to acquire such business, Heineken shall have a Call Option over such Alcoholic Beverages Business at Fair Market Value.

(iii) if FEMSA or any of its Subsidiaries does not exercise its right referred to in 6.18(b)(ii) above, the Parties agree to explore and discuss the possibility of a joint acquisition of the business in question (including without limitation whereby FEMSA or any of its Subsidiaries acquires the Non Alcoholic Beverages Business and Heineken acquires the Alcoholic Beverages Business or the Parties jointly acquire or operate the businesses). If the Parties cannot reach agreement within 2 months, then Heineken shall be free to acquire the business.

(c) In Mexico the Parties agree that, notwithstanding Section 6.18(a), in response to an Integrated Competitor, FEMSA or any of its Subsidiaries believes that it is necessary to offer Heineken Products as part of FEMSA’s or any of its Subsidiaries’ portfolio of products in that territory in order to compete effectively with such Integrated Competitor, they will explore and discuss the possibility of FEMSA or any of its Subsidiaries distributing and selling Heineken Products in all or part of Mexico, provided that, if the Parties cannot reach agreement on such matters, the provisions of Section 6.18(a) shall continue to apply.

(d) For purposes of this Section 6.18:

“Alcoholic Beverage Business” shall mean any business relating to the brewing, production or distribution of Heineken Products but shall not, for the avoidance of doubt, include sales of Heineken Products in FEMSA’s own stores;

“Call Option” shall mean the right for the option holder or a third party nominated by the option holder to acquire the relevant assets in accordance with the provisions of this Section 6.18.

“Heineken Territory” shall mean South America, Central America, Mexico, the United States, Canada and the Caribbean (including Cuba);

“Integrated Competitor” means any present or future competitor to KOF which is a significant competitor of Heineken Products and becomes engaged in the Non-Alcoholic Beverage Business;

“Integrated Competitor Territory” means the specific geographic area in which the applicable Integrated Competitor operates and in which FEMSA or any of its Subsidiaries has made a reasonable determination that it is necessary to offer Heineken Products in order to compete effectively with such Integrated Competitor;

“KO Beverage Business” means any business that relates to the production, sale, marketing or distribution of beverages (including, without limitation carbonated soft drinks, juices, nectars, fruit-flavored beverages, water, teas, isotonics, and other flavored or functioning beverages) under trademarks owned by or licensed to The Coca-Cola Company or any of its Affiliates.

“Non-Alcoholic Beverage Business” means any business relating to the production, sale, marketing or distribution of non-alcoholic beverages (including, without limitation carbonated soft drinks, juices, nectars, fruit-flavored beverages, water, teas, isotonics, and other flavored or functioning beverages), but excluding any non-alcoholic beer or alcoholic malt-based beverage product, provided however, that Non-Alcoholic Beverage Business shall not include any KO Beverage Business.

(e) If Heineken (the “Exercising Party”) becomes aware that FEMSA or any of its Subsidiaries has acquired any business which gives rise to a Call Option for the purposes of Section 6.18(b)(ii), it may at any time notify in writing FEMSA (the “Required Transferor”) that it is exercising its Call Option (a “Call Option Notice”) requiring the Required Transferor to sell to the Exercising Party or such party as the Exercising Party may nominate (in which case references to the Exercising Party shall be to such nominee as from Call Option Completion) the interest of the other Party in the relevant Alcoholic Beverages Business.

(f) The terms of the Call Option shall be as follows:

(i) the Call Option shall be exercised at a price of the Fair Market Value of the relevant Alcoholic Beverages Business;

(ii) the terms of the sale of the relevant Alcoholic Beverages Business pursuant to the Call Option shall be customary for such a sale in the relevant jurisdiction provided however that the terms shall be substantially to the terms, save as to price, of the original acquisition (the “Original Acquisition Terms”); and

(iii) the closing of the purchase of the relevant Alcoholic Beverages Business pursuant to the Call Option (“Call Option Completion”) will take place at the offices of the designated lawyers of the Exercising Party at a date no later than one hundred and eighty (180) days after the date on which the Call Option Notice is delivered, unless the Exercising Party and the Required Transferor agree in writing to a different date, time or place; provided that, if the purchase and sale of such relevant Alcoholic Beverages Business pursuant to the Call Option is subject to any prior anti-trust or other regulatory approval:

(A) Call Option Completion shall be the fifth Business Day after all such approvals shall have been received; and

(B) the Parties shall co-operate with each other and each use all reasonable endeavors to obtain such approvals;

(iv) the Required Transferor shall deliver to the Exercising Party any documentation necessary to transfer the relevant Alcoholic Beverages Business to the Exercising Party free and clear of all liens or rights of others of any nature;

(v) the Exercising Party shall, at Call Option Completion, pay the Required Transferor in U.S. Dollars, by wire transfer in federal (same day) funds to the account or accounts that the Required Transferor designates, an amount equal to price (as set out in 1.8(a)) of the shares of the relevant Alcoholic Beverages Business being acquired;

(vi) FEMSA agrees not to enter into any agreement in relation to any relevant Alcoholic Beverages Business which includes any clause (including without limitation a prohibition on the sale of such relevant Alcoholic Beverages Business) which would be inconsistent with the terms of this Section 6.18. The Parties also agree that, in the event of a breach of this Section 6.18 the Required Transferor may not rely on such prohibition;

(vii) during the period from delivery of the Call Option Notice until Call Option Completion, the Required Transferor shall ensure that the relevant Alcoholic Beverages Business is run in the ordinary course and with the aim of preserving the value and assets of such relevant Alcoholic Beverages Business; and

(viii) the Required Transferor shall ensure that all applicable related party rules are complied with in connection with any exercise of a Call Option.

(g) The Required Transferor shall be required to provide all such financial and other information (subject to standard terms of confidentiality) to the Exercising Party as the Exercising Party shall reasonably determine as being necessary in order to make an independent determination of the value of the relevant Alcoholic Beverages Business (the “Valuation Information”).

(h) The Parties agree that:

(i) any determination of “Fair Market Value” in respect of an interest in a relevant Alcoholic Beverages Business which is the subject of a Call Option shall be the proportion of the Relevant Alcoholic Beverages Business Value as is represented by that interest. “Relevant Alcoholic Beverages Business Value” shall mean the amount in U.S. Dollars that, as of the Valuation Date, would be received for all issued, subscribed and paid shares of the relevant Alcoholic Beverages Business’s capital stock in an arm’s length transaction between a willing buyer and seller and on the basis that the relevant Alcoholic Beverages Business is and continues to be an independent, stand alone entity determined as follows:

(A) Heineken and FEMSA will each make an independent determination of the Relevant Alcoholic Beverages Business Value (each an “Original Valuation Determination”) and will submit it to the other within forty-five (45) days after delivery of the Call Option Notice (or such other dates as the Parties mutually agree). Each Original Valuation Determination shall set forth a single determination of the value of the relevant Alcoholic Beverages Business, and not a range thereof. If the Original Valuation Determinations differ by an amount which is less than 10% of the smaller Original Valuation Determination, the Relevant Alcoholic Beverages Business Value will be the average of the Original Valuation Determinations;

(B) if the difference between the Original Valuation Determinations is an amount which is greater than 10% of the smaller Original Valuation Determination, Heineken and FEMSA will each select a financial institution from the FMV Institution List. These two institutions will make their respective determinations of the Relevant Alcoholic Beverages Business Value (each a “Second Valuation”) and submit them to each of Heineken and FEMSA within forty-five (45) days of the delivery of the Original Valuation Determinations. Each Second Valuation shall set forth a single determination of the value of the relevant Alcoholic Beverages Business and not a range thereof. If the Second Valuations differ by an amount which is less than 10% of the smaller Second Valuation, the Relevant Alcoholic Beverages Business Value will be the average of such Second Valuations;

(C) if the Second Valuations differ by an amount which is greater than 10% of the smaller Second Valuation, the two aforementioned institutions will select a third institution from the FMV Institution List, which institution shall then make its own determination of the Relevant Alcoholic Beverages Business Value (the “Third Valuation”). The Third Valuation shall set forth a single determination of the value of the relevant Alcoholic Beverages Business and not a range thereof. The third institution will determine which of the Second Valuations is closest to the Third Valuation, and the closest such valuation shall become the final valuation (the “Final Valuation”) and shall be submitted by such third institution to each of Heineken and FEMSA within forty-five (45) days of the delivery of the Second Valuation. The Final Valuation will be deemed to be the Relevant Alcoholic Beverages Business Value;

(ii) in the case of any determination of Fair Market Value, (i) each of Heineken and FEMSA shall pay the fees and expenses of any institution it selects from the FMV Institution List and (ii) Heineken and FEMSA shall share equally the fees and expenses of any institution selected from the FMV Institution List to render a Third Valuation; and

(iii) the following internationally recognized investment banks (the “FMV Institution List”) may be selected from time to time for purposes of determining Fair Market Value: Allen & Co., Credit Suisse and Banco Bilbao Vizcaya Argentaria, S.A.

(i) Until the second anniversary of the Closing Date, FEMSA shall not and shall causes its Affiliates to not solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (ii) FEMSA or any of its Affiliates from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by the Company, the Heineken Parties or any of their respective Affiliates for at least 12 months. For purposes of this Section 6.18, “Company Group Employees” means, collectively, officers, directors and senior or managerial executives of the Company, Heineken, Heineken Holding and their respective Affiliates; provided that the Company Group Employees listed on Schedule 6.18(c) hereto shall not be subject of the restrictive covenants contained in this Section 6.18(c).

(j) The FEMSA Parties acknowledge that the covenants of FEMSA set forth in this Section 6.18 are an essential element of this Agreement and that any breach by FEMSA or its Affiliates of any provision of this Section 6.18 will result in irreparable injury to the Heineken Parties. The FEMSA Parties acknowledge that in the event of such a breach, in addition to all other remedies available at law, the Heineken Parties shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. The FEMSA Parties have independently consulted with their respective counsel and after such consultation agree that the covenants set forth in this Section 6.18 are reasonable and proper to protect the legitimate interest of the Heineken Parties.

(k) If a court of competent jurisdiction or arbitral panel determines that the character, duration or geographical scope of the provisions of this Section 6.18 are invalid or unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court or arbitral panel in such a manner as to impose only those restrictions on FEMSA’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Heineken Parties the benefits of this Agreement. If, in any proceeding, a court or arbitral panel shall refuse to enforce all of the separate covenants of this Section 6.18 because taken together they are more extensive than necessary to assure to the Heineken Parties the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

6.19 Access to Information.

(a) Upon reasonable notice, subject to applicable antitrust and other Laws, FEMSA shall, and shall cause the Company and each of the Company Subsidiaries to, (i) afford to Heineken and the officers, employees, accountants, counsel and other representatives of Heineken (the “Representatives”), reasonable access during normal business hours during the period from the date hereof to the Closing, to all of the properties, books, contracts, commitments and records of the Company and Company Subsidiaries and during such period, the FEMSA Parties shall, and shall cause the Company and each of the Company Subsidiaries to furnish promptly to Heineken and its Representatives all information concerning the Company’s and the Company Subsidiaries’ business, assets, properties, liabilities and personnel as Heineken may reasonably request, (ii) permit Heineken and the Representatives to make copies of such books, contracts, commitments, and records (at Heineken’s and the Representative’s sole expense) and make inspections thereof, (iii) cause the officers of each of the Company and Company Subsidiaries to furnish Heineken and the Representatives with such financial and operating data and other information with respect to the business and properties of the Company and Company Subsidiaries as Heineken and the Representatives may from time to time reasonably request, (iv) permit representatives of Heineken to be present at each facility of the Company and Company Subsidiaries and to observe the conduct of the business at any time during normal business hours, and (v) afford Heineken and its Representatives reasonable access during normal business hours during the period from the date hereof to the Closing, to the officers and employees of the Company and the Company Subsidiaries, for the purpose of negotiating post-closing arrangements and providing information concerning the Company’s business, assets, properties, liabilities and personnel, provided, however, that any such access shall be conducted at Heineken’s expense, at a reasonable time, under the supervision of the personnel of FEMSA, the Company or any of its Subsidiaries and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere with the normal operations of the business of FEMSA, the Company or its Subsidiaries. Notwithstanding anything contained in this or any other agreement between the Heineken Parties and FEMSA executed prior to the date hereof, nothing herein shall require either FEMSA, the Company or any Company Subsidiary to disclose any information to any Heineken Party if such disclosure would in FEMSA’s reasonable determination (i) cause significant competitive harm to the Company or its Affiliates if the transactions contemplated by this Agreement are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Law, fiduciary duty or binding agreement (including any confidentiality agreement to which FEMSA, the Company or any Affiliate of either is a party).

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Closing. The obligation of each Party to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity in Mexico, The Netherlands, the United States which prohibits the consummation of the Closing. There shall be no injunction, decree, ruling or order of a court of competent jurisdiction in Mexico, The Netherlands, or in the United States in effect precluding consummation of the Closing.

(b) Antitrust Approval. The waiting period or relevant authorization or clearance required for the Closing under the HSR Act and the relevant authorization or clearance required for the Closing under the Mexican Antitrust Law and each other applicable Law relating to competition or antitrust promulgated, enacted or enforced by a Governmental Entity in any applicable jurisdiction, if any, shall have expired, been terminated or been obtained, as appropriate, if the effect of consummation of the Closing before such expiration or termination, or before such authorization, would be a violation of any applicable Law.

(c) The transactions contemplated by this Agreement shall have been duly approved by the Mexican Foreign Investment Commission and written evidence thereof shall have been delivered to the Parties.

(d) Shareholder Approvals. The transactions contemplated by this Agreement shall have been duly approved: (i) at the Heineken Shareholder Meetings by the Heineken Shareholder Approvals and (ii) at the FEMSA Shareholder Meeting by the FEMSA Shareholder Approval.

(e) Closing Payment. The Reference Date Balance Sheet shall have been delivered and the amount of the Heineken Closing Payment or FEMSA Closing Payment, as the case may be, shall have been determined in accordance with Section 2.2.

7.2 Conditions to Obligations of the Heineken Parties to Effect the Closing. The obligation of the Heineken Parties to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) (i) The representations and warranties of the FEMSA Parties set forth in Section 4.10(a) shall be true and correct both when made and as of the Closing Date and (ii) each of the remaining representations and warranties set forth in this Agreement, disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, shall be true and correct both when made and as of the Closing Date (except for those representations and warranties which address matters only as of a specified date which shall be true and correct as of such specified date), except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(b) The FEMSA Parties shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) The FEMSA Parties shall have made each of the deliveries described in Section 3.1(b).

(d) The Heineken Parties shall have received a certificate signed by a senior executive officer of each of the FEMSA Parties, dated as of the Closing Date, to the effect set forth in clauses (a) and (b) of this Section 7.2.

7.3 Conditions to Obligations of the FEMSA Parties to Effect the Closing. The obligations of the FEMSA Parties to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of the Heineken Parties set forth in this Agreement, disregarding for these purposes any exception in such representations and warranties relating to materiality or a Heineken Material Adverse Effect, shall be true and correct both when made and as of the Closing Date (except for those representations and warranties which address matters only as of a specified date which shall be true and correct as of such specified date), except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to result in a Heineken Material Adverse Effect.

(b) The Heineken Parties shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

(c) The Heineken Parties shall have made each of the deliveries described in Section 3.1(c).

(d) The FEMSA Parties shall have received a certificate signed by a senior executive officer of each of the Heineken Parties, dated as of the Closing Date, to the effect set forth in clauses (a) and (b) of this Section 7.3.

ARTICLE VIII

TERMINATION

8.1 Termination. The transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date:

(a) By the mutual written consent of Heineken and FEMSA;

(b) Subject to each Party’s obligation pursuant to Section 6.4, by either Heineken or FEMSA, on written notice to the other Party if any Governmental Entity in Mexico, The Netherlands or the United States shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the Closing and such order, decree, ruling or other action shall have become final and non-appealable;

(c) By either Heineken, or FEMSA, on written notice to the other Party if the Closing shall not have occurred on or prior to the date that is two hundred and seventy (270) days after the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, that notwithstanding the previous limitation, the Termination Date shall not be extended in perpetuity until such breach is cured, and the non-breaching Party shall be obligated to elect: (x) to close regardless of such breach following a reasonable period of time necessary to cure such breach, or (y) to terminate this Agreement on a date certain to not exceed 12 months from the date hereof, and upon any failure to make such election, this Agreement shall automatically terminate as of the date that is 12 months from the date hereof;

(d) (i) By FEMSA on written notice to Heineken if any of the conditions set forth in Section 7.1 or 7.3 (other than 7.1(d), solely with respect to the FEMSA Shareholder Approval) shall have become incapable of fulfillment and shall not have been waived by FEMSA or (ii) by Heineken on written notice to FEMSA if any of the conditions set forth in Section 7.1 or 7.2 (other than 7.1(d), solely with respect to the Heineken Shareholder Approval) shall have become incapable of fulfillment and shall not have been waived by the Heineken Parties; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(e) By FEMSA on written notice to Heineken if the Heineken Shareholder Approvals shall not have been obtained at the Heineken Shareholder Meetings;

(f) By Heineken on written notice to FEMSA if the FEMSA Shareholder Approval shall not have been obtained at the FEMSA Shareholder Meeting;

(g) By Heineken on written notice to FEMSA if the FEMSA board of directors shall have withdrawn or modified its recommendation to the FEMSA shareholders to approve at the FEMSA Shareholder Meeting the transactions contemplated by this Agreement, if the FEMSA board of directors has announced an intention to modify or withdraw such recommendation in a manner adverse to the Heineken Parties or if the FEMSA board of directors has endorsed or announced an intention to endorse an Alternative Acquisition Proposal; or

(h) Subject to each Party’s obligations in Section 6.4 (including, for the avoidance of doubt, the obligations of the Heineken Parties under Section 6.4(c)), by any Party in the event that any authorization referred to in Section 7.1(b) contains conditions or requires modifications to the terms of this Agreement or any related agreement that materially change the economic value of the transactions contemplated hereby or thereby and after sixty (60) days from receiving notice of such conditions or required modifications from the relevant Governmental Entity, the Parties are unable to agree on amendments to the terms of this Agreement or any such related agreement that overcome or satisfy such conditions or required modifications, provided that, for the avoidance of doubt, no Party shall be obligated to agree to any such amendments.

8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall become null and void and of no further force or effect except for Section 6.3, Section 6.5, this Article VIII, Article IX, and Article X. Termination of this Agreement shall not relieve a breaching Party from all breaches of this Agreement that occurred prior to such termination, provided that payment by (i) Heineken of the Heineken Termination Fee pursuant to Section 8.3 shall relieve the Heineken Parties from all breaches (other than willful breaches) of this Agreement by any Heineken Party that resulted in termination of this Agreement by the FEMSA Parties pursuant to Section 8.1(e) and (ii) FEMSA of the FEMSA Termination Fee pursuant to Section 8.3 shall relieve FEMSA from all breaches (other than willful breaches) of this Agreement by FEMSA that resulted in termination of this Agreement by the Heineken Parties pursuant to Section 8.1(f) or Section 8.1(g). In no event shall any Party be liable for punitive damages.

8.3 Termination Fee. (a) (i) In the event this Agreement is terminated by FEMSA pursuant to Section 8.1(e), Heineken shall pay to FEMSA $200,000,000 (the “Termination Fee”) in immediately available funds within five (5) Business Days after such termination and (ii) in the event this Agreement is terminated by Heineken pursuant to Section 8.1(f) or Section 8.1(g), FEMSA shall pay to Heineken the Termination Fee in immediately available funds within five (5) Business Days after this Agreement is so terminated.

(b) The Heineken Parties and the FEMSA Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Heineken Parties, on the one hand, nor the FEMSA Parties, on the other hand, would have entered into this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by the Heineken Parties. (a) From and after the Closing, Heineken (and, upon Heineken’s failure to comply with the obligations under this Section 9.1, Heineken Holding) shall save, defend, indemnify and hold harmless any FEMSA Party against any Losses (including, for the avoidance of doubt, any diminution in value resulting from payments made by any Heineken Party pursuant to this Section 9.1), imposed on, sustained, suffered or incurred by any FEMSA Party, whether in respect of Third Party Claims, claims between any of the Parties, or otherwise as a result of, arising out of or relating to:

(i) any breach or inaccuracy of any representation or warranty of any Heineken Party contained in this Agreement; provided, however, that in the case of any such representation or warranty that is limited by “materiality”, “Material Adverse Effect”, or any similar term or limitation, the amount of Losses shall be determined as if such “materiality,” “Material Adverse Effect”, or any similar term or limitation were not included therein, provided, however, that, for the avoidance of doubt, the occurrence of a breach or inaccuracy of any such representation or warranty shall be determined taking into account any such terms or limitations; or

(ii) any breach of any covenant or agreement of any Heineken Party contained in this Agreement.

(b) Notwithstanding anything to the contrary herein, the Heineken Parties shall not be required to indemnify the FEMSA Parties pursuant to Section 9.1 unless and only to the extent the aggregate of all Losses for which the Heineken Parties would be liable under Section 9.1 exceeds $50,000,000 (the “Indemnification Deductible”) and the maximum aggregate liability of Heineken to the FEMSA Parties for losses under Section 9.1 shall not exceed $800,000,000 (the “Heineken Indemnification Cap”); provided that notwithstanding anything in this Agreement to the contrary, the Heineken Indemnification Cap and the Indemnification Deductible shall not apply to indemnification claims arising from breaches of the Heineken Core Representations, claims arising from breaches under Section 9.1(a)(ii) or any matter constituting fraud.

9.2 Indemnification by the FEMSA Parties. (a) From and after the Closing, the FEMSA Parties shall jointly and severally save, defend, indemnify and hold harmless the Heineken Parties from and against any Losses, imposed on, sustained, suffered or incurred by any Heineken Party (including, whether in respect of Third Party Claims, claims between any of the Parties, or otherwise as a result of, arising out of or relating to:

(i) any breach or inaccuracy of any representation or warranty of any FEMSA Party contained in this Agreement (other than any representation contained in Section 4.17 related to Tax Matters); provided, however, that in the case of any such representation or warranty that is limited by “materiality”, “Material Adverse Effect”, or any similar term or limitation, the amount of Losses shall be determined as if such “materiality,” “Material Adverse Effect”, or any similar term or limitation were not included therein, provided, however, that, for the avoidance of doubt, the occurrence of a breach or inaccuracy of any such representation or warranty shall be determined taking into account any such terms or limitations; or

(ii) any breach of any covenant or agreement of any FEMSA Party contained in this Agreement.

(b) From and after the Closing and up to and until 30 days after the expiry of the relevant statute of limitations, the FEMSA Parties shall indemnify the Heineken Parties, the Company and each Company Subsidiary, on a dollar for dollar basis without application of the Indemnification Deductible for all Losses that are attributable to any Taxes that are the responsibility of FEMSA under Section 6.17, for all Restructuring Taxes, and for any Taxes that are payable by any person to any Governmental Entity in Mexico and that relate to or result from the transfer of the FEMSA Exchange Shares under this Agreement (the “Share Taxes”). Any such Losses attributable to Taxes that are the responsibility of FEMSA under Section 6.17 and are payable to any Governmental Entity in Brazil (the “Brazilian Taxes”), any Restructuring Taxes, and any Share Taxes shall not be subject to the FEMSA Indemnification Cap. Notwithstanding anything to the contrary herein, any such Losses that are attributable to Taxes that are the responsibility of FEMSA under Section 6.17 that are not Brazilian Taxes, Restructuring Taxes or Share Taxes (“Other Taxes”) shall not be included in the calculation of aggregate liability for purposes of the FEMSA Indemnification Cap except to the extent that such liability exceeds $300,000,000. For purposes of this Agreement, “Restructuring Taxes” shall mean any and all Losses that are attributable to Taxes relating to or resulting from any change to the capital structure, internal restructuring, or similar transaction of or with respect to FEMSA, the Company, and the Company Subsidiaries occurring in 2009 and in 2010 on or before the Closing Date (including, without limitation, the demerger of the Company on September 1, 2009 and any transaction related thereto),

(c) FEMSA shall not be required to indemnify any Heineken Party pursuant to Sections 9.2 unless and only to the extent the aggregate of all Losses for which FEMSA would otherwise be liable under Section 9.2 exceeds the Indemnification Deductible and the maximum aggregate liability of FEMSA to the Heineken Parties for losses under Section 9.2 shall not exceed $500,000,000 (the “FEMSA Indemnification Cap”); provided that notwithstanding anything in this Agreement to the contrary, (i) the FEMSA Indemnification Cap shall not apply to indemnification claims arising from any breach of the FEMSA Core Representations, claims arising from breaches under Section 9.2(a)(ii), any liability for Brazilian Taxes (including liability pursuant to Section 9.2(b)), any liability for Restructuring Taxes (including liability pursuant to Section 9.2(b)), any liability for Share Taxes (including liability pursuant to Section 9.2(b)), or any matter constituting fraud; and (ii) the Indemnification Deductible shall not apply to indemnification claims arising from any breach of the FEMSA Core Representations, claims arising from breaches under Section 9.2(a)(ii), any claims under Section 6.17 (Tax Matters), any liability for Brazilian Taxes (including liability pursuant to Section 9.2(b)), any liability for Other Taxes (including liability pursuant to Section 9.2(b)), any liability for Restructuring Taxes (including liability pursuant to Section 9.2(b)), any liability for Share Taxes (including liability pursuant to Section 9.2(b)), or any matter constituting fraud.

9.3 Calculation of Losses. (a) The amount of any Loss for which indemnification is provided under this Article IX shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party resulting from the accrual or receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss. Any indemnity payment under this Agreement shall be treated as additional proceeds in exchange for the Indemnified Party’s transfer or issuance, as applicable, of shares for Tax purposes, unless a final determination by a Governmental Entity with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as such for Tax purposes.

(b) The amount of any Loss for which indemnification is provided under this Article IX shall be net of (i) any insurance proceeds or other cash receipts or sources of reimbursement in respect of such Loss (after deducting therefrom the amount of expenses incurred by it in procuring such proceeds or reimbursement) and (ii) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party.

(c) Notwithstanding anything to the contrary contained herein, no Party shall be liable to or otherwise responsible to any other Party or any Affiliate of any other Party under this Article IX for consequential, incidental, indirect or punitive damages or for diminution in value (but except as provided by the second parenthetical in Section 9.1(a)) or lost profits that arise out of or relate to this Agreement or the performance or breach hereof.

(d) The FEMSA Parties and the Heineken Parties shall use commercially reasonable efforts to mitigate any Losses for which they (or, as applicable, FEMSA Parties indemnitees or Heineken Parties indemnitees) may seek indemnification hereunder. In respect of any Loss for which an Indemnified Party is entitled to indemnification by a third party pursuant to a written indemnification agreement, such Indemnified Party shall, at the request and expense of the Indemnifying Party, take actions reasonably necessary to enforce rights under such indemnification agreement, including, if the recovery from the indemnitor would exceed $5,000,000, the commencement and prosecution of Proceedings in connection therewith, provided that a material failure to take such actions that adversely affects the FEMSA Parties shall bar the Heineken Parties from exercising their rights under this Article IX with respect to such Loss.

9.4 Procedures. (a) Third Party Claims. In order for a person (the “Indemnified Party”) to be entitled to any indemnification against any Losses under Section 9.1 or 9.2 in respect of, arising out of or involving a claim (other than a Tax Claim) made or threatened by any person who is not a Party (or successor to a Party) to this Agreement, against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall give the Party from whom indemnification is sought (the “Indemnifying Party”) a written claim notice relating to such Losses (a “Claim Notice”). The Claim Notice shall be given within thirty (30) Business Days after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail (to the extent known) the nature and amount of the claim; provided, that the Indemnified Party shall not lose any rights to any claims pursuant to this Agreement for failure to submit a Claim Notice within such 10-Business Day period to the extent the Indemnifying Party is not materially prejudiced by the failure to timely receive such Claim Notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days’ time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim and provide any other information and any cooperation with respect to such Third Party Claim as the Indemnifying Party may reasonably require.

(b) Assumption. In the event any suit or other legal Proceeding is brought with respect to such a Third Party Claim against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, upon reasonable prior notice, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party if representation of both Parties by the same counsel creates a conflict of interest under applicable standards of professional conduct, it being understood that the Indemnifying Party shall control such defense, including the right to control all negotiations, settlements, compromises and appeals of any such claim, all of which shall be at the expense of the Indemnifying Party. In any event, if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or Proceeding within 20 days after receiving a Claim Notice with respect to the Third Party Claim, the Indemnified Party may assume such defense, and the fees and expenses of its attorneys will be covered by the indemnity provided for in this Article IX upon determination of the Indemnifying Party’s indemnity obligation. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that a material failure to provide such cooperation by the Indemnified Party shall bar the Indemnified Party from any remedy with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent unless the sole relief granted is equitable relief for which the Indemnifying Party would have no liability and to which the Indemnifying Party would not be subject. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission or any violation of Law or admission of any wrongdoing by the Indemnified Party and involves solely the payment of money and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.

(c) Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 9.1 or Section 9.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver express written notice of such claim (specifying in reasonable detail the basis for the claim and the estimated amount of the claim) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 9.1 or Section 9.2 to the extent that the Indemnifying Party has been materially prejudiced by such failure but shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise pursuant to this Article IX.

9.5 Survival of Representations. The representations and warranties and covenants contained in this Agreement shall survive the Closing for fourteen (14) months after the Closing, other than (a) the FEMSA Core Representations and the Heineken Core Representations, which shall survive the Closing and remain in full force and effect indefinitely, (b) the representations and warranties in Section 4.19 (Environmental Matters), which shall survive the Closing and remain in full force and effect until the second anniversary of the Closing Date and (c) the representations and warranties in Section 4.17 (Tax Matters), which shall not survive the Closing and (ii) the covenants and agreements contained herein shall survive the Closing without limitation (except for those which by their terms contemplate a shorter survival time) until fully discharged and this Section 9.5 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.

9.6 Remedies Not Affected by Knowledge. If the transactions contemplated hereby are consummated, the Parties expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by or knowledge of such Party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof, provided that this Section 9.6 shall not apply to any fact or circumstance disclosed in the FEMSA Disclosure Materials or the Heineken Disclosure Materials.

9.7 Exclusive Remedy. Except as otherwise provided in Section 6.17, after the Closing Date, the remedies provided in this Article IX shall be exclusive and shall preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against an Indemnifying Party for claims based on, arising out of or related to this Agreement, whether arising in contract, tort or otherwise; provided that the foregoing shall not preclude a Party from seeking specific performance or other equitable relief in relation to or under Sections 6.4, 6.16, 6.18 or Section 10.8. For the avoidance of doubt, any indemnification by the FEMSA Parties for Tax Matters shall be governed exclusively by Section 6.17 and Section 9.2 (subject to Section 9.3). Notwithstanding the foregoing, the Parties shall retain all rights, claims and causes of action arising from another Party’s fraud, intentional misrepresentation of fact or intentional misconduct.

ARTICLE X

MISCELLANEOUS

10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Closing shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.

10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Heineken Holding, to:

Heineken Holding N.V.

Tweede Weteringplantsoen 5

1017 ZD Amsterdam

The Netherlands

Attention: Raad Van Beheer

Telephone: +31 20 622 1152

Telecopy:   +31 20 625 2213

if to Heineken, to:

Heineken N.V.

Tweede Weteringplantsoen 21

1017 ZD Amsterdam

The Netherlands

Attention: Director Group Legal Affairs

Telephone: +31 20 5239 280

Telecopy:   +31 20 627 9684

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Stephan H. Haimo, Esq.

Telephone: +1 212 351-3810

Telecopy:   +1 212 351-5321

and

if to the FEMSA Parties, to:

Fomento Económico Mexicano, S.A. de C. V.

General Anaya No. 601 Pte.

Colonia Bella Vista

64410 Monterrey N.L.

Mexico

Attention: Carlos E. Aldrete Ancira, Esq.

Telephone: +52-8183 286180

Telecopy:   +52-8183 286181

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Jaime El Koury, Esq.

Telephone: +1 212 225-2570

Telecopy:   +1 212 225-3999

10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

10.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement, the Corporate Governance Agreement, the Transaction Documents, the Heineken Voting Agreements, the FEMSA Control Trust Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the Parties hereto and thereto (and their permitted successors and assigns) any rights or remedies hereunder.

(b) THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY

HERETO OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE RELATIONSHIP AGREEMENT, THE TRANSACTION DOCUMENTS, THE HEINEKEN VOTING AGREEMENTS, THE FEMSA CONTROL TRUST VOTING AGREEMENT AND THE CONFIDENTIALITY AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NO PARTY NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, IN ANY PRESENTATION OR WRITTEN INFORMATION GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF SUCH PARTY OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY SUCH PARTY OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

10.8 Jurisdiction; Specific Performance. (a) Any controversy, claim or dispute between the Parties arising from or in connection with this Agreement or any Transaction Document, including but not limited to the existence, validity, intent, interpretation, performance, enforcement or arbitrability of any of the terms contained herein or therein shall be submitted for final resolution to arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC” and “ICC Rules”) before an arbitration tribunal consisting of three arbitrators. FEMSA, on the one hand, and the Heineken Parties jointly, on the other hand, shall each appoint one arbitrator pursuant to the ICC Rules, and the third arbitrator, who shall serve as chairman of the arbitration tribunal, shall be appointed by the two arbitrators so chosen within thirty days of confirmation of their appointment. The place of arbitration shall be in New York, New York, and all arbitration proceedings shall be conducted in the English language. The costs of arbitration shall be apportioned by the tribunal in the arbitration award. This

Section 10.8 shall not limit the jurisdiction of the Accounting Arbitrator as set forth in Section 2.2(c), although claims may be asserted in the arbitral proceedings described in this Section 10.8 for purposes of enforcing the jurisdiction of the Accounting Arbitrator.

(b) By agreeing to ICC arbitration and its pre-arbitral referee procedure, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a Party to a court shall not be deemed a waiver of the agreement to ICC arbitration and its pre-arbitral referee procedure. A request for such provisional remedy or interim or conservatory measure by a Party to a pre-arbitral referee shall not be deemed a waiver of the agreement to ICC arbitration or the agreement to allow a court of competent jurisdiction to issue provisional remedies or interim or conservatory measures.

(c) When a party to a Transaction Document or the Corporate Governance Agreement submits a Request for Arbitration (as defined in the ICC Rules) in connection with a legal relationship in respect of which arbitration proceedings between the parties to the same or another Transaction Document or the Corporate Governance Agreement are already pending under the ICC Rules (an “Already Pending Proceeding”), any party to such Transaction Document or the Corporate Governance Agreement may request that the claims contained in the Request for Arbitration (the “New Claims”) be included in the Already Pending Proceeding. If a party to a Transaction Document or the Corporate Governance Agreement makes such a request before the Terms of Reference (as defined in the ICC Rules) have been signed or approved by the ICC in the Already Pending Proceeding, pursuant to Article 4(6) of the ICC Rules, the ICC shall determine whether to include the New Claims in the Already Pending Proceeding. If a party to a Transaction Document or the Corporate Governance Agreement makes such a request after the Terms of Reference in the Already Pending Proceeding have been signed or approved by the ICC, pursuant to Article 19 of the ICC Rules, the arbitration tribunal in the Already Pending Proceeding shall determine whether to include the New Claims in the Already Pending Proceeding. For the avoidance of doubt, two or more arbitration proceedings may be consolidated in accordance with this Section 10.8(c) under Articles 4(6) or 19 of the ICC Rules, even if the parties to such arbitration proceedings are not identical. Any Party to this Agreement shall have the right to recourse to and shall be bound by the pre-arbitral referee procedure of the ICC in accordance with its Rules for a Pre-Arbitral Referee Procedure.

(d) In addition to any discovery permitted under the ICC Rules, each Party shall produce relevant, non-privileged documents or copies thereof requested by another Party within the time limits set by the arbitration tribunal. With respect to such document discovery, the arbitration tribunal shall be guided by the IBA Rules on the Taking of Evidence in International Commercial Arbitration.

10.9 Extension; Waiver. At any time prior to the Closing Date, either Party hereto may extend the time for the performance of any of the obligations or other acts of the other Party. Any agreement on the part of a Party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of either Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party, provided that the FEMSA Parties may designate one or more of their Affiliates to be the transferee(s) of the Heineken Exchange Shares, the Heineken Holding Exchange Shares and/or the Allotted Shares pursuant to Section 2.1. Any transfer of any rights, interests or obligations hereunder in violation of this Section shall be null and void.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed by their respective directors or officers thereunto duly authorized as of the date first written above.

HEINEKEN HOLDING N.V.

By	/s/ Charlene L. de Carvalho-Heineken
Name: Charlene L. de Carvalho-Heineken Title: Member of the Board of Directors

HEINEKEN N.V.

By	/s/ D.R. Hooft Graafland
Name: D.R. Hooft Graafland Title: Chief Financial Officer

COMPAÑÍA INTERNACIONAL DE BEBIDAS, S.A. DE C.V.

By	/s/ Carlos Eduardo Aldrete Ancira
Name: Carlos Eduardo Aldrete Ancira Title: General Counsel

GRUPO INDUSTRIAL EMPREX, S.A. DE C.V.

By	/s/ Carlos Eduardo Aldrete Ancira
Name: Carlos Eduardo Aldrete Ancira Title: General Counsel

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

By	/s/ Carlos Eduardo Aldrete Ancira
Name: Carlos Eduardo Aldrete Ancira Title: General Counsel

Annex 1

Knowledge of Heineken

1.	Jean François van Boxmeer

2.	René Hooft Graafland

3.	Steven van Maasakker

4.	Floris van Woerkom

5.	Robin Hoytema van Konijnenburg

6.	Marc Gross

7.	Willem Kortenoever

8.	Niels van Popta

9.	Hemmo Parson

10.	Marc Koster

11.	Bauke Appel